UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Unigene Laboratories, Inc.

(Name of Registrant as Specified In Its Charter)

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Unigene Laboratories, Inc.
81 Fulton Street
Boonton NJ 07005
(973) 265-1100

NOTICE OF SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING OF STOCKHOLDERS

To be held on Tuesday, January 15, 2013

NOTICE IS HEREBY GIVEN that a Special Meeting in Lieu of an Annual Meeting of Stockholders of Unigene Laboratories, Inc., a Delaware corporation (the “Company”), will be held at the offices of Victory Park Capital, 227 West Monroe Street, Suite 3900, Chicago IL 60606 on Tuesday, January 15, 2013, at 1:00 P.M., Central Standard Time, for the following purposes:

1.	To elect directors of the Company;

2.
To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Grant Thornton LLP as independent auditors of the Company for the Company’s fiscal year ending December 31, 2012;

3.
To approve an amendment to the Company’s 2006 Stock-Based Incentive Compensation Plan, as amended, to increase by 10,000,000 shares the number of shares of Common Stock, par value $.01 per share, available for issuance thereunder;

4.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock issuable from 275,000,000 to 650,000,000;

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on November 16, 2012 as the record date for the determination of stockholders who are entitled to notice of and to vote at the Special Meeting in Lieu of an Annual Meeting.

A copy of the Company’s Annual Report for the year ended December 31, 2011 is being sent to you.

YOUR VOTE IS IMPORTANT

It is important that as many shares as possible be represented at the Special Meeting in Lieu of an Annual Meeting. Please read the Proxy Statement and submit your Proxy via the Internet, or if you received a paper copy of your proxy materials, by using the toll-free telephone number provided or by completing, signing, dating and returning your Proxy in the pre-addressed envelope provided. Your Proxy may be revoked by you at any time before it has been voted.

By Order of the Board of Directors,

GREGORY T. MAYES
Secretary
[DATE TBD]

The Company’s Proxy Statement, proxy card and 2011 Annual Report are available at:
http://www.unigene.com/investor_relations/financial_reports

Unigene Laboratories, Inc.
81 Fulton Street
Boonton NJ 07005
(973) 265-1100

PROXY STATEMENT

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unigene Laboratories, Inc., a Delaware corporation (the “Company” or “Unigene”), for the Special Meeting in Lieu of an Annual Meeting of Stockholders of the Company to be held at the offices of Victory Park Capital, 227 West Monroe Street, Suite 3900, Chicago IL 60606 on January 15, 2013, at 1:00 P.M., Central Standard Time.

Your vote is very important, regardless of the number of shares you own. You are urged to submit your vote as soon as possible. You will have the option to vote by telephone, via the Internet or by completing, dating and signing a proxy and returning it to the Company. The proxy may be revoked at any time before it is exercised by written notice to the Company bearing a later date than the date on the proxy, provided such notice is received by the Company prior to the start of the meeting, by delivering a subsequently dated proxy, or by attending the Special Meeting in Lieu of an Annual Meeting, withdrawing the proxy and voting in person. Any stockholder attending the meeting may vote in person whether or not he or she has previously submitted a proxy. Attendance at the Special Meeting in Lieu of an Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to our Secretary before the proxy is exercised or you vote by written ballot at the Special Meeting in Lieu of an Annual Meeting. Where instructions are indicated, a duly executed proxy will be voted in accordance with such instructions. Where no instructions are indicated, a duly executed proxy will be voted for each of the director nominees named herein and in favor of the proposals set forth in the attached Notice of Special Meeting in Lieu of an Annual Meeting of Stockholders.

The Board of Directors has fixed the close of business on November 16, 2012 as the record date (the “Record Date”) for the determination of stockholders who are entitled to notice of and to vote at the meeting. As of November 16, 2012, the outstanding shares of the Company entitled to vote were 95,586,644 shares of common stock, par value $.01 per share (“Common Stock”), the holders of which are each entitled to one vote per share.

This Proxy Statement and the accompanying Notice of Special Meeting in Lieu of an Annual Meeting of Stockholders and form of proxy are being mailed to the stockholders on or about [DATE TBD].

The holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the conduct of business at the Special Meeting in Lieu of an Annual Meeting. Directors will be elected by a plurality of the votes cast. Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive timely voting instructions from the beneficial owners before the Special Meeting in Lieu of an Annual Meeting.  Nominees may only vote those uninstructed shares on matters deemed routine. For purposes of this proxy, banks and brokers can vote on the ratification of Grant Thornton LLP as our independent auditors for the year ending December 31, 2012 even if the bank or broker does not receive voting instructions from you. However, your bank or broker does not have discretionary authority to vote on the election of directors, the amendment to our 2006 Stock-Based Incentive Compensation Plan, as amended (the “2006 Plan”), or the amendment to the Company’s Certificate of Incorporation, without instructions from you.  If you do not provide instructions, a broker non-vote will occur and your shares will not be voted on these matters.

Nominees for director must receive a plurality of the votes of shares cast at the Special Meeting in Lieu of an Annual Meeting. This means that the seven nominees receiving the highest number of “FOR” votes will be elected and abstentions and broker non-votes will have no effect on the election of director nominees (Proposal 1). The ratification of the appointment of Grant Thornton LLP, requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote (Proposal 2). The approval of the amendment to our 2006 Plan requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote (Proposal 3). With regard to Proposals 2, and 3, abstentions are considered as shares present and entitled to vote and, therefore, have the effect of “no” votes.  Broker non-votes are not considered as shares entitled to vote, and will not be counted as voted, and, therefore, will not have any effect on the outcome of the vote on Proposals 2 and 3.The approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares for issuance, requires the affirmative vote of a majority of the shares of Common Stock outstanding (Proposal 4). Abstentions and broker non-votes will have the effect of “no” votes on this proposal.

Copies of the following materials are available at http://www.unigene.com: (1) this Proxy Statement, (2) the accompanying Notice of Special Meeting in Lieu of an Annual Meeting of Stockholders, (3) the proxy card, and (4) the Company’s Annual Report for the year ended December 31, 2011. Information included in our website, other than the Notice of Special Meeting in Lieu of an Annual Meeting of Stockholders, the Proxy Statement, the proxy card and the Annual Report for the year ended December 31, 2011, is not part of the proxy soliciting materials. A copy of the Company’s Annual Report for the year ended December 31, 2011 will also be included in the mailing to our stockholders.

TABLE OF CONTENTS

1.0	CORPORATE GOVERNANCE		1
	1.1	Board Leadership Structure	1
	1.2	Board’s Role in Risk Oversight	1
	1.3	Meetings of the Board of Directors	2
	1.4	Executive Sessions of Independent Directors	2
	1.5	Communications with the Board of Directors	2
	1.6	Director Independence	3
	1.7	Committees of the Board of Directors	3
	1.8	Ethics and Business Conduct Policy	5
	1.9	Director Compensation	5
2.0	PROPOSAL 1 – ELECTION OF DIRECTORS		6
	2.1	Selection of Nominees	7
	2.2	Information Regarding Directors, Nominees and Executive Officers	7
3.0	PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS		12
4.0	AUDIT COMMITTEE REPORT FOR 2011		12
5.0	EQUITY COMPENSATION PLAN INFORMATION		15
6.0	EXECUTIVE COMPENSATION		16
	6.1	Narrative Disclosure to Table 6-1.	16
	6.2	Role of Stockholder Say-on-Pay Votes.	17
	6.3	Employment Agreements	18
7.0	PROPOSAL 3 - AMENDMENT OF THE COMPANY’S 2006 STOCK-BASED INCENTIVE COMPENSATION PLAN TO INCREASE BY 10,000,000 SHARES THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER		19
	7.1	General	19
	7.2	Amendment to the 2006 Plan	20
	7.3	Summary of the Unigene Laboratories, Inc. 2006 Stock-Based Incentive Compensation Plan, as Amended	20
8.0	PROPOSAL 4 - AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK FROM 275,000,000 TO 650,000,000 SHARES		30
	8.1	General	30
	8.2	Proposed Amendment	33
	8.3	Reasons for the Amendment	33
	8.4	Interests of Certain Persons	34
	8.5	Effects of the Authorization of Additional Common Stock on Holders of Common Stock	35
	8.6	Failure to Approve the Amendment	36

i

9.0	SECURITY OWNERSHIP		36
	9.1	Security Ownership of Certain Beneficial Owners	36
	9.2	Section 16(a) Beneficial Ownership Reporting Compliance	39
10.0	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS		40
	10.1	Related Party Transactions	40
	10.2	Policies and Procedures	45
11.0	OTHER MATTERS		46
12.0	SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS		46
13.0	SOLICITATION OF PROXIES		47

ii

1.0	CORPORATE GOVERNANCE

1.1	Board Leadership Structure

Richard Levy serves as our Chairman of the Board of Directors (the “Board” or “Board of Directors”) and Ashleigh Palmer serves as our Chief Executive Officer (the “CEO”). Pursuant to the Amended and Restated Financing Agreement (the “Restated Financing Agreement”), dated as of March 16, 2010, by and among the Company, Victory Park Management, LLC, as administrative agent and collateral agent, and Victory Park Credit Opportunities Master Fund, Ltd. (together with its affiliates, “VPC” or “Victory Park”), in March 2010 Richard Levy became a member of the Board, Chairman of the Board and a member of the Company’s Nominating and Corporate Governance Committee. We maintain separate roles between the CEO and Chairman of the Board in recognition of the differences between the two responsibilities. Our CEO is responsible for the Company’s performance while setting our strategic direction and providing day-to-day leadership. The Chairman of the Board provides guidance to the CEO, sets the agenda for Board meetings, and presides over meetings of the full Board of Directors. As set forth in the Restated Financing Agreement, as Chairman of the Board, Richard Levy's powers and authorities include the following: (i) presiding as Chairman at all meetings of the Board and at all meetings of Company stockholders; (ii) developing, in consultation with the CEO and the Lead Director, and approving the agenda for each Board meeting; (iii) reviewing in advance all information sent to the Board as a whole; (iv) calling meetings of the Board; (v) attending meetings of each committee of the Board of which he is not a member; (vi) serving as the Board’s liaison with the CEO; (vii) serving as a designated contact for stockholder communication to non-management directors, including for consultation and direct communication with major stockholders; (viii) leading and coordinating the annual evaluation of the CEO with the applicable committees of the Board; and (ix) leading and reviewing the Board’s self-assessment and evaluation process. In addition, our Board of Directors has recently appointed Joel Tune as Lead Director. As Lead Director, Mr. Tune's responsibilities include: (i) enhancing communication between the independent directors and the CEO; (ii) serving as a Board representative in communications with stockholders; (iii) providing input to the Chairman of the Board and the CEO on the agenda for Board meetings; and (iv) serving as an advisor to the CEO.

Our Board of Directors is currently composed of four (4) independent directors, our CEO, our President and General Counsel and Richard Levy, who is associated with Victory Park as described above. There are currently no vacancies on the Board.  Pursuant to the Restated Financing Agreement, Victory Park has the right, subject to certain conditions, to designate an individual to fill any vacant seat. All of our directors are accomplished and experienced business people in their respective fields, who have demonstrated leadership and are familiar with board processes. For additional information about the backgrounds and qualifications of our directors, see Section 2.2 - Information Regarding Directors, Nominees and Executive Officers in this Proxy Statement.

1.2	Board’s Role in Risk Oversight

The Board of Directors plays an active role in the oversight of risk assessment and management at various levels of the Board’s leadership structure. The Lead Director and Chairman of the Board play integral roles in identifying the material issues and risks to be brought to the Board’s attention. Full Board and Board committee meetings provide the directors with regular opportunities to discuss key matters and raise questions with management, auditors and any consultants retained by the Board or a committee.

The Board is regularly informed by members of the Company’s management about a wide range of matters that could pose significant risk to the Company. These include, for example, strategic plans, corporate transactions, and significant operational projects and development. In addition, Board committees have the opportunity to evaluate areas of potential risk on issues pertinent to their particular functional responsibilities. The Audit Committee has oversight responsibilities pertaining to a number of matters which involve potential risk to the Company, most notably, the Company’s financial reporting and internal controls, the internal audit function, matters reported through the ethics hotline, management of insurance-related risks, and the performance of the Company’s independent auditors. In carrying out these responsibilities, the Audit Committee reviews, for example, the Company’s quarterly and annual financial statements and related Securities and Exchange Commission disclosures, auditors’ reports and communications, and internal audit plans and significant findings. The Compensation Committee has oversight responsibilities pertaining to the Company’s executive compensation and equity-based compensation programs. In carrying out these responsibilities, the Compensation Committee reviews performance goals under the Company’s incentive plans, and levels of ownership of the Company’s Common Stock resulting from equity grants to its executives. The Compensation Committee has also considered whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

1.3	Meetings of the Board of Directors

During 2011, there were eight meetings of the Board of Directors, including seven regularly scheduled meetings and one special meeting. In addition, on several occasions the Board of Directors took action by unanimous written consent.  Except for unusual circumstances, all directors are expected to attend the Company’s Special Meeting in Lieu of an Annual Meeting. All incumbent directors, who were directors at the time, attended the Company’s 2011 Annual Meeting. Each member of the Board of Directors attended more than 75% of the combined total meetings of the Board of Directors and of the committees of the Board of Directors on which such member served for the period of 2011 during which he served as a Director.

1.4	Executive Sessions of Independent Directors

Independent Board members meet without management present as needed at regularly scheduled Board meetings. Additional meetings may be called by the Lead Director in his discretion or at the request of the Board. Our Lead Director, Mr. Tune, presides over meetings of the independent directors.

1.5	Communications with the Board of Directors

Stockholders may contact the Board of Directors by writing to Richard Levy, Chairman of the Board, Unigene Laboratories, Inc., 81 Fulton Street, Boonton, NJ 07005. The Chairman will review the correspondence and forward it to the Chairman of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Unigene or its business, or is similarly inappropriate. The Chairman has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

1.6	Director Independence

The Board of Directors has determined that the following nominated directors are independent under the listing standards of the Nasdaq Stock Market, LLC: Theron Odlaug, Thomas Sabatino, Jr., Joel Tune and Jack Wyszomierski.

1.7	Committees of the Board of Directors

Several important functions of the Board of Directors may be performed by committees that are comprised of members of the Board of Directors. Delaware General Corporation Law authorizes the formation of these committees and grants the Board of Directors the authority to prescribe the functions of each committee and the standards for membership of each committee. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The responsibilities of the Audit Committee include the following: (i) to annually select a firm of independent public accountants to act as auditors of the Company; (ii) to review the scope of the annual audit with the auditors in advance of the audit, (iii) to review the results of the audit and the adequacy of the Company’s internal controls; (iv) to oversee management’s conduct of the Company’s financial reporting process; and (v) to approve fees paid to the auditors for audit and non-audit services. The current members of the Audit Committee are Theron Odlaug, Joel Tune and Jack Wyszomierski (Chairman). The Audit Committee held four meetings during 2011. The Board of Directors adopted a written Audit Committee charter in 2005 and revised it in 2007, and that charter is available on our website, http://www.unigene.com. All members of the Audit Committee are considered to be “independent” as that term is defined under the listing standards of the Nasdaq Stock Market, LLC and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Jack Wyszomierski is considered by the Board of Directors to be an “audit committee financial expert” as described in Rule 407(d)(5) of Regulation S-K, promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The responsibilities of the Compensation Committee include the following: (i) to review and recommend to the Board for approval, compensation (including incentive compensation plans and equity-based compensation plans) of the Company’s CEO, executive officers and other key officers; (ii) to review and approve general benefits and compensation strategies; (iii) to develop and approve all stock ownership, stock option and other equity-based compensation plans of the Company; and (iv) to grant any shares, stock options, or other equity-based awards under all equity-based compensation plans, including our 2006 Plan.   The current members of the Compensation Committee are Theron Odlaug (Chairman), Thomas Sabatino, Jr. and Joel Tune. The Compensation Committee held three meetings during 2011. The Board of Directors adopted a written Compensation Committee charter in 2005 and that charter is available on our website, http://www.unigene.com. All members of the Compensation Committee are considered to be “independent” as that term is defined under the listing standards of the Nasdaq Stock Market, LLC and they all meet the definitions of “non-employee director” for purposes of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act and “outside director” for purposes of Section 162(m) of the Internal Revenue Code, as amended. In addition, subject to the limitations set forth in the 2006 Plan, the Compensation Committee oversees the 2006 Plan and (i) selects the employees to be granted stock-based awards; (ii) fixes the number of shares to be covered by the stock-based awards granted; and (iii) determines the exercise price and other terms and conditions of the stock-based awards.

The Compensation Committee meets as often as necessary to perform its duties and responsibilities and met 4 times in 2011. Typically the Compensation Committee’s meeting agenda is established by the Committee Chairman in consultation with the CEO. Management also assists in preparing and distributing the meeting materials in advance of each Compensation Committee meeting. Typically the Company’s CEO attends the Committee meetings. The Committee also generally meets in executive session without management, as the Committee deems appropriate and necessary.

Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee, as well as materials that the Compensation Committee has requested. Depending on the meeting’s agenda, such materials may include: details regarding compensation for each executive, including equity ownership, copies of performance reviews and evaluations of executives who report directly to the CEO, and market data which is a resource of competitive intelligence for positions in the biotechnology and pharmaceutical industries, as well as compensation information on companies considered to be Unigene’s peers.

The Compensation Committee meets in connection with the Company’s year-end reviews to discuss the Company’s compensation philosophy, to review the Company’s historical compensation practices and to review any collected market data. After considering this information, each individual executive’s contribution to the Company’s achievements and any changes in the role and responsibility of the executive during the year, the Compensation Committee reviews and recommends for approval the proposed compensation for the executive officers, including base salary, bonus and equity awards, prior to the Board taking final action. The Committee’s recommendations for the executive officers’ compensation are subject to approval of the Board of Directors, with the CEO and President and General Counsel abstaining from the vote regarding compensation to be paid to them.

Management plays a significant role in our compensation setting process. Most importantly, management evaluates employee performance, recommends business targets and objectives and recommends salary levels, bonus awards and stock-based awards for Company executives other than the Company’s CEO and President and General Counsel. The CEO, in particular, recommends to the Compensation Committee the salary levels, bonus awards and stock-based awards for the other named executive officers, and works with the Chairman of the Compensation Committee to establish the agenda for Compensation Committee meetings.

The Compensation Committee is permitted to retain, approve fees for and terminate advisors, agents and consultants as it deems necessary to assist in the fulfillment of its responsibilities.

The Nominating and Corporate Governance Committee held one meeting in 2011. The responsibilities of the Nominating and Corporate Governance Committee are to (i) establish the criteria for, and the qualifications of, people suitable for nomination as directors and to report its recommendations to the Board; and (ii) consider corporate governance matters. The Board of Directors adopted a written Nominating and Corporate Governance Committee charter in 2007 and that charter is available on our website, http://www.unigene.com. The Nominating and Corporate Governance Committee will consider recommendations by stockholders, as more fully described in section 12.0 Submission of Stockholder Proposals and Director Nominations in this Proxy Statement. The current members of the Nominating and Corporate Governance Committee are Richard Levy, Theron Odlaug, Thomas Sabatino, Jr., and Joel Tune (Chairman). All members of the Nominating and Corporate Governance Committee, except for Richard Levy, are considered to be “independent” as that term is defined under the listing standards of the Nasdaq Stock Market, LLC. [In light of the Company’s need for additional sources of cash to maintain all of its operations prior to the debt restructuring transaction with Victory Park, the Board determined that the Restated Financing Agreement, including its provision that Richard Levy serve on the Nominating and Corporate Governance Committee, was required in the best interests of the Company and its stockholders.]

1.8	Ethics and Business Conduct Policy

The Company has adopted an ethics and business conduct policy. It describes specific policies concerning the ethical conduct of the Company’s business and applies to all officers, directors and employees. Our policy is posted on our website, http://www.unigene.com. Upon written request to Unigene Laboratories, Inc., 81 Fulton Street, Boonton, NJ 07005, we will provide to stockholders without charge a copy of our ethics and business conduct policy.

1.9	Director Compensation

Independent directors received an annual retainer in 2011 of $18,000, as well as a fee of $1,200 for each Board of Directors meeting attended and $600 for any Board of Directors meeting conducted via conference call. Independent Board members earn additional compensation for service on the Audit, Compensation and Nominating and Corporate Governance Committees as follows: $400 per committee conference call, $800 per meeting of the committee if such meeting is convened solely to transact committee business, or $400 per meeting if such meeting is convened on a date or in conjunction with other activities of the Company or its Board of Directors or other committees for purposes in addition to committee business. In addition, the Chairmen of the Audit, Compensation and Nominating and Corporate Governance Committees receive annual retainers of $10,000, $6,000 and $6,000, respectively, in addition to the annual Board retainer. The Lead Director receives an additional retainer of $8,000.  During 2011, all retainers were paid in Unigene Common Stock.

All directors are eligible to receive grants under the 2006 Plan. Allowable grants under the 2006 Plan include stock options, phantom stock, stock appreciation rights, restricted stock and deferred stock. Options granted under the 2006 Plan generally have a ten-year term and an exercise price equal to the market price of the Common Stock on the date of the grant. Specific grants to directors are not mandated under the 2006 Plan. Upon the recommendation of the Compensation Committee following the adoption of the 2006 Plan, the Board of Directors adopted the policy that each non-employee director (excluding Richard Levy) will receive, (1) on the date of his initial election, an option to purchase 30,000 shares of Common Stock (an “Initial Option”), (2) on May 1st of each year, an option to purchase 20,000 shares of Common Stock if he or she has served as a non-employee director for at least six months prior to the May 1st grant (an “Additional Option”), and (3) on May 1st of each year a grant of 10,000 shares of restricted stock that has a one-year vesting period if he or she has served as a non-employee director for at least six months prior to the May 1st grant. Generally, each Initial Option will vest in equal installments of 1/3 over a period of three years, commencing on the date of the grant, and each Additional Option will vest in its entirety on the first anniversary of the date of grant.  In addition, on May 1st of each year, in consideration of his services as Chairman of the Board, Richard Levy receives an annual stock option grant to purchase 75,000 shares of Common Stock.  These stock options have a one-year vesting period.  Mr. Levy is not eligible to receive any other option grants.

The following table summarizes the fees earned by current and former directors for the fiscal year ended December 31, 2011.

Table 1-1: Director Compensation Summary

Name(1)(9)	Fees Earned or Paid in Cash($) (2)	Stock Awards($) (3)	Option Awards($) (4)	All Other Compensation($)	Total($)
Allen Bloom*	$ 11,800	$ 48,400 (5) (6)	$ 14,105	--	$74,305
Zvi Eiref*	$ 15,400	$ 36,400 (5) (7)	$ 14,105	--	$65,905
Richard Levy*	$ --	$ --	$ 52,892	--	$52,892
Marvin L. Miller*	$ 13,000	$ 36,400 (5) (7)	$ 14,105	--	$63,505
Theron Odlaug (8)*	$ 4,600	$ --	$ 14,742	--	$19,342
Thomas Sabatino Jr. (8)*	$ 800	$ --	$ 16,772	--	$17,572
Joel Tune*	$ 11,600	$ 30,400 (5)(10)	$ 14,105	$4,125 (11)	$60,230
*	Non-employee director
(1)
The following individuals ended their service as directors of the Company on the following dates: (i) Allen Bloom – November 1, 2011; (ii) Marvin Miller – October 28, 2011; and (iii) Zvi Eiref – April 1, 2012.

(2)	Reflects Board of Director and committee meeting fees paid in cash for fiscal year 2011 described above under “Director Compensation.”
(3)
The amounts in this column include the grant date fair value of restricted stock in accordance with Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation. Fair value is calculated using the closing price of our Common Stock on the date of grant. See Note 19 of the financial statements in the Company’s Annual Report for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards. The amounts also include the grant date fair value of annual retainers and Lead Director and committee chairman fees paid in stock for fiscal year 2011 described above under “Director Compensation.” These shares, which were granted under the 2006 Plan, vested immediately and are not restricted.

(4)
Amounts are calculated in accordance with the provisions of ASC 718. See Note 19 in the financial statements of the Company’s Annual Report for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards. These figures represent the grant date fair value of stock options to purchase shares of our Common Stock, which were awarded to all non-employee directors in May 2011; to Theron Odlaug in September 2011; and to Thomas Sabatino, Jr. in November 2011.

At December 31, 2011, the aggregate number of stock options outstanding for each director was as follows: Zvi Eiref 70,000; Richard Levy 150,000; Gregory Mayes 600,000; Theron Odlaug 30,000; Ashleigh Palmer 2,000,000; Thomas Sabatino, Jr. 30,000; and Joel Tune 50,000.

(5)	Includes 10,000 shares of Common Stock granted as restricted stock on May 1, 2011 with a grant date fair market value of $12,400. These shares vest in one year from the date of grant.
(6)
Includes 23,077 shares of Common Stock granted on January 5, 2011 and 17,308 shares of Common Stock granted on July 6, 2011 as Board retainer fees with a grant date fair market value of $18,000 for each grant.

(7)
Includes 15,385 shares of Common Stock granted on January 5, 2011 and 11,538 shares of Common Stock granted on July 6, 2011 as Board retainer fees with a grant date fair market value of $12,000 for each grant.

(8)	Theron Odlaug and Thomas Sabatino, Jr. were elected as directors of the Company on September 6, 2011 and November 14, 2011, respectively.
(9)	See Summary Compensation Table for disclosure related to Ashleigh Palmer who served as CEO of the Company during 2011 and Gregory Mayes who served as Chief Business Officer during 2011.
(10)
Includes 11,538 shares of Common Stock granted on January 5, 2011 and 8,654 shares of Common Stock granted on July 6, 2011 as Board retainer fees with a grant date fair market value of $9,000 for each grant.

(11)	Consists of consulting fees.

2.0	PROPOSAL 1 – ELECTION OF DIRECTORS

The Board of Directors consists of such number of directors as is fixed from time to time by resolution adopted by the Board of Directors. The Board currently consists of seven directors of the Company, who are all nominated for re-election at the Special Meeting in Lieu of an Annual Meeting. Pursuant to the Restated Financing Agreement, Victory Park has the right, subject to certain conditions, to designate an additional individual as a member of the Board of Directors.  The directors will be elected to serve until the next Annual Meeting of Stockholders to be held in 2013 and until their respective successors shall have been elected and qualified.

All of the nominees are currently directors of the Company.  Richard Levy, Ashleigh Palmer, and Joel Tune were elected as directors at the Company’s Annual Meeting of Stockholders in 2011. The Board of Directors has no reason to believe that any of the nominees are or will become unavailable for election as a director. However, should any of them become unwilling or unable to serve as a director, the individuals named in the enclosed proxy will vote for the election of a substitute nominee selected by the Board of Directors or, if no such person is nominated, the Board of Directors will reduce the number of directors to be elected.

Directors will be elected by a plurality of the votes cast. Brokers and other nominees do not have discretionary authority to vote for the election of directors.  Broker non-votes are not counted in determining whether directors are elected.

2.1	Selection of Nominees

Each of the individuals selected by the Board of Directors to serve as a nominee for election to the Board of Directors at the Special Meeting in Lieu of an Annual Meeting meets the nominee standards for board members previously adopted by the Board of Directors as described below in section 12.0 Submission of Stockholder Proposals and Director Nominations of this Proxy Statement. The Nominating and Corporate Governance Committee and the Board of Directors believe that each nominee has demonstrated significant business achievements, ethical principles and commitment to serve the Company and its stockholders, and that the specific experience, qualifications, attributes and skills of each nominee adds to the collective ability of the Board to perform its duties and discharge its responsibilities with competence, professionalism and expertise.

The primary focus in recruitment and nomination of directors has been on skills and experience. The Nominating and Corporate Governance Committee does not have a specific policy or requirement with regard to its consideration of diversity in identifying director nominees, nor has it attempted to define or limit the concept of “diversity” to any particular set of characteristics. The Nominating and Corporate Governance Committee and the Board of Directors believe that the Board should be comprised of members with complementary and diverse skills and experience which, collectively, contribute breadth of perspective and enable the Board to be an effective overseer of a publicly-traded biopharmaceutical company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES AS DIRECTORS.

2.2	Information Regarding Directors, Nominees and Executive Officers

The following table sets forth information about our directors and executive officers as of November 16, 2012.  Our directors are elected annually and hold office until the Company’s next annual meeting of stockholders and until their respective successors have been duly elected and qualified.

Name	Age	Year Joined Unigene	Position
Richard Levy	40	2010	Chairman of the Board and Director
Gregory Mayes	44	2010	President and General Counsel and Director
Nozer M. Mehta	65	1982	Chief Scientific Officer
Theron Odlaug	63	2011	Director
Ashleigh Palmer	49	2010	CEO and Director
Thomas Sabatino, Jr.	54	2011	Director
Paul P. Shields	51	1989	Vice President, Manufacturing
Roxanne Tavakkol	50	2010	Vice President, Global Regulatory Affairs & Quality Assurance
Joel Tune	56	2010	Director
Jack Wyszomierski	57	2012	Director
Brian Zietsman	49	2012	Chief Financial Officer

Mr. Richard Levy has been the Managing Principal and founder of Victory Park Capital since September 2007. Previously, from January 2005 through January 2007, Mr. Levy was a Portfolio Manager and Co-Head of the Solutions Group and Head of the Small Cap Structured Products Group at Magnetar Capital, a multi-billion dollar investment manager based in Evanston, Illinois. Mr. Levy was also a member of the Magnetar Investment Committee. Prior to joining Magnetar, Mr. Levy was the Co-Founder and Managing Partner at Crestview Capital Partners, a multi-hundred million dollar small cap structured products investment manager. While at Crestview, Mr. Levy also co-founded the Crestview Collateralized Debt Fund LLC, now called White Cap Advisors, a $500 million dollar specialty lending fund. Mr. Levy received a B.A. from The Ohio State University and a J.D. and M.B.A. from the Chicago Kent Law School and the Stuart School of Business at the Illinois Institute of Technology. He is a member of the Illinois Bar. Mr. Levy serves on the Board of Directors of New Trier Merchant Partners, College Bound Opportunities, Victory Park Resources and Global Employment Solutions. He also serves as the Chairman of the Board of Directors of Ascent Aviation Services. The Board of Directors believes that Mr. Levy is qualified to be a director based on the above work experience, specifically his extensive experience in the financial industry and in corporate strategy.

Pursuant to the Restated Financing Agreement with VPC, the Company’s senior lender and a stockholder of the Company, in March 2010 Richard Levy became a member of the Board, Chairman of the Board and a member of the Company’s Nominating and Corporate Governance Committee. In addition, the Company agreed that until such time as (i) the aggregate principal amount outstanding under the senior secured convertible notes issued to Victory Park is less than $5 million and (ii) Victory Park beneficially owns less than  20% of the issued and outstanding shares of our Common Stock, the Company’s Nominating and Corporate Governance Committee shall take all actions reasonably necessary to recommend the nomination of, and the Board shall nominate for reelection to the Board, Richard Levy (or a substitute or replacement designated by Victory Park).

Mr. Gregory Mayes joined the Company as Vice President Corporate Development and General Counsel in October 2010. He was promoted to Chief Business Officer on January 1, 2012 and to President and General Counsel in September 2012. Previously, he was Vice President, General Counsel and Chief Compliance Officer at ImClone Systems Corporation, a wholly owned subsidiary of Eli Lilly and Company (2005-2010). While serving at ImClone in positions of increasing responsibility, Mr. Mayes supported the clinical development, launch and commercialization of ERBITUX® (cetuximab), was responsible for the development and oversight of the company’s first corporate compliance program, and contributed significantly to activities related to Eli Lilly’s acquisition of ImClone. Prior to this, Mr. Mayes was Senior Counsel at AstraZeneca Pharmaceuticals, LP (2001-2005), where he provided legal services in connection with the successful development and commercialization of five compounds in the company’s cancer portfolio. Earlier, Mr. Mayes worked in private practice at Morgan Lewis LLP, a large, national law firm and earned his B.S. degree from Syracuse University, cum laude, and his J.D. degree, magna cum laude, from the Temple University School of Law, where he was the Articles Editor on the Temple Law Review.  The Board of Directors believes that Mr. Mayes is qualified to be a director based on the above work experience, specifically his extensive knowledge of the biopharmaceutical industry.

Dr. Nozer M. Mehta joined the Company as Vice President, Biological Research and Development in March 2005 and was promoted to Chief Scientific Officer in September 2012. Dr. Mehta served as our Director of Biological Research and Development from May 2003 through February 2005, as our Director of Molecular and Cell Biology from 1999 through May 2002 and in various other capacities with the Company from 1982 through 1999. Dr. Mehta obtained a Doctorat d’Universite degree (equivalent to a Ph.D.) from the Universite Louis Pasteur in Strasbourg, France in 1976. Prior to joining Unigene, Dr. Mehta worked at the Cancer Research Institute in Bombay, India and at the University of Nebraska at Lincoln.

Dr. Theron (Ted) Odlaug was appointed to the Board of Directors in September 2011.   Dr. Odlaug serves on the Audit, Compensation and Nominating and Corporate Governance Committees.  Dr. Odlaug brings to Unigene over 30 years of experience with significant leadership roles in the biopharmaceutical industry.  In August 2011, Dr. Odlaug was appointed Executive Chairman and CEO of Planet Biopharmaceuticals.  From 2008 until January 2011, he was President and CEO of CyDex Pharmaceuticals, Inc. at which time the company was sold under his leadership to Ligand Pharmaceuticals, Inc.  Prior to CyDex, Dr. Odlaug served as Managing Partner of EIR Healthcare Advisors, LLC. Prior to that, he was Executive Vice President and a member of the senior management committee at Fujisawa Healthcare Inc. until its merger with Yamanouchi in 2005, which resulted in the formation of Astellas Pharma. He left Astellas in 2006 after successfully supporting the U.S. post-merger integration process.  During his tenure at Fujisawa Healthcare, Dr. Odlaug was responsible for manufacturing, regulatory and quality assurance, technical services, commercial compliance, human resources, legal, information technology, corporate communications and strategic relations.  Dr. Odlaug holds Bachelor's and Master's degrees from the University of Missouri at Kansas City and a Ph.D. in Public Health from the University of Minnesota.  The Board of Directors believes that Dr. Odlaug is qualified to be a director based on the above work experience, specifically his extensive knowledge of the biopharmaceutical industry.

Mr. Ashleigh Palmer was appointed President, CEO and member of the Board by the Board of Directors of Unigene in June 2010. Prior to joining Unigene, Mr. Palmer headed the strategic advisory firm, Creative BioVentures™ Corporation and served as CEO of Critical Biologics Corporation, a critical care company. Previously, Mr. Palmer was Vice President of Business Development at Ohmeda, Inc. During his tenure, Mr. Palmer played a key role in the $1.2 billion sale of Ohmeda to a consortium including Baxter and Becton Dickinson by spinning out Ohmeda's nitric oxide assets to found INO Therapeutics, Inc. (“INO”). Under his leadership as President and CEO, INO commercialized the world's first selective pulmonary vasodilator, INOmax®, establishing a greater than $100 million revenue stream within the first 24 months of launch with only 13 sales representatives. Subsequently, INO was sold to critical care company Ikaria in 2007 for $670 million. Earlier in his career, Mr. Palmer held positions of increasing responsibility at Seton Healthcare Group and, prior to this, Reckitt and Colman PLC. He received his MBA degree from the University of Bradford, England and his BSc, in Biochemistry and Applied Molecular Biology, from the University of Manchester, England. The Board of Directors believes that Mr. Palmer is qualified to be a director based on the above work experience, specifically his business and management expertise and his extensive knowledge of the healthcare industry.

Mr. Thomas J. Sabatino, Jr. was appointed to the Board of Directors in November 2011.  Mr. Sabatino serves on the Compensation and Nominating and Corporate Governance Committees. Mr. Sabatino is currently Executive Vice President and General Counsel for Walgreen Co.  He joined Walgreens in September 2011 after having held general counsel roles with United Airlines, Inc., Schering-Plough Corporation, Baxter International Inc., and American Medical International, Inc. After beginning his career with a law firm and then moving into corporate law, Mr. Sabatino was named President and CEO in 1990 of privately-held medical products manufacturer and distributor Secure Medical, Inc., of Mundelein, IL.  In 1992, he joined American Medical International, a Dallas-based for-profit hospital chain with 40 acute-care hospitals. Three years later he rejoined Baxter International and was named Senior Vice President and General Counsel for the Company in 1997.  Mr. Sabatino moved to Schering-Plough in 2004 as Executive Vice President and General Counsel for Global Law and Public Affairs. In March 2010, he was appointed General Counsel of United Airlines and immediately took a leading role in its merger negotiations with Continental Airlines, Inc.  Mr. Sabatino left United Continental Holdings, Inc. in 2011 after completion of the merger. Mr. Sabatino earned a Bachelor of Arts degree from Wesleyan University in Middletown, CT, in 1980 and his law degree from the University of Pennsylvania in Philadelphia in 1983.  He is a member of the bar in Massachusetts, Illinois, California and New Jersey.  He serves on the Board of Directors and the Executive Committee of the Association of Corporate Counsel, serves on the Advisory Board of Corporate Pro Bono, and is on the General Counsel Committee of the American Bar Association.  The Board of Directors believes that Mr. Sabatino is qualified to be a director based on the above work experience, specifically his knowledge of the legal and regulatory landscape for pharmaceutical companies.

Dr. Paul P. Shields has served as our Vice President, Manufacturing Operations since March 1, 2005. Dr. Shields served as our Director of Plant Operations from 2001 through February 2005, as our Plant Manager from 1995 through 2001, and in various other capacities with the Company from 1989 through 1995. Dr. Shields holds a Ph.D. in biochemistry from the University of Pennsylvania and a B.S. in chemical engineering from the University of Michigan.

Ms. Roxanne Tavakkol joined Unigene in March 2010 as Senior Director of Global Regulatory Affairs and was promoted to Vice President of Global Regulatory Affairs in October 2010. Ms. Tavakkol brings 20 years of pharmaceutical regulatory and research experience to her position. Prior to joining Unigene, she served on the Thrombosis Business Unit senior leadership team for The Medicines Company. Ms. Tavakkol spent 13 years at Novartis Pharmaceuticals Corporation in positions of increasing responsibility in Drug Regulatory Affairs. Early in her career, she worked in biologic drug discovery in both industry and academic settings. She holds a Master’s Degree in Molecular Biology from The Ohio State University.

Ms. Jenene Thomas was appointed as the Company’s Vice President, Investor Relations and Corporate Communications in October 2010.  Her employment with the Company terminated on September 28, 2012.Mr. Joel A. Tune is currently an independent consultant working with a variety of private equity, venture capital and healthcare start-up firms focused in the healthcare products and services arena. Mr. Tune was appointed to the Board of Directors in September 2010.  Mr. Tune serves on the Audit, Compensation and Nominating and Corporate Governance Committees. He is also a member of the Board of Directors for Laureate BioPharma (a mammalian cell culture contract development/manufacturing company).  Mr. Tune spent 28 years with Baxter Healthcare in progressively larger roles in product development, sales and marketing, strategy, M&A and general management.   His last role at Baxter was as Vice President and General Manager (2001-2006) of the BioPharma Solutions Business, with global responsibility for the rapidly growing $800 million franchise which provided services and technology to pharmaceutical and biotechnology companies worldwide. He was a member of the Board of Directors for Epic Therapeutics in 2002 when Baxter was a minority shareholder in the company. The Board of Directors believes that Mr. Tune is qualified to be a director based on the above work experience, specifically his extensive knowledge of the industry and his operating expertise.

Mr. Jack Wyszomierski was appointed to our Board of Directors in April 2012.  From 2004 until his retirement in 2009, Mr. Wyszomierski was the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Mr. Wyszomierski has been a member of the Board of Directors and Chairman of the Audit Committee of Exelixis, Inc., a publicly traded biotechnology company, since 2004, a member of the Board of Directors and Audit, Compensation, and Nomination and Governance Committees of Athersys, Inc., a publicly-traded biopharmaceutical company, since 2010, a member of the Board of Directors and Compensation and Audit Committees of Xoma, Ltd., a publicly-traded biopharmaceutical company since 2010 and Chairman of the Audit Committee since 2011, and a member of the Board of Directors and Chairman of the Audit Committee of HGI Global Holdings, Inc., a privately-held home healthcare distribution company since 2011. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration and Management Science and Economics from Carnegie Mellon University.  The Board of Directors believes that Mr. Wyszomierski is qualified to be a director based on the above work experience, specifically his extensive finance and biopharma/healthcare industry expertise.

Mr. Brian Zietsman  joined the Company in April 2012 as Executive Director of Finance and was promoted to Chief Financial Officer in September 2012. Mr. Zietsman brings more than 20 years of accounting experience to his position of which more than ten years are in the pharmaceutical industry, both in public and private companies. Prior to joining Unigene, Mr. Zietsman was the Corporate Controller at Duff & Phelps (NYSE DUF) from June 2011 to April 2012. Before joining Duff & Phelps, Brian served as a consultant at Enzon Pharmaceuticals, Inc., (NASDAQ – ENZN) from May 2011 through June 2011. Mr. Zietsman was the Vice President and Corporate Controller at Enzon, a position that he assumed in October 2007 through April 2011. Prior to that Mr. Zietsman was Enzon’s Corporate Controller from November 2005 to September 2005. At Enzon, Mr. Zietsman was responsible for overseeing all of the Company’s accounting functions.  Prior to his tenure at Enzon, Mr. Zietsman was the Corporate Controller at Reliant Pharmaceuticals, Inc., (June 2002 – October 2005) a privately held company which was acquired by GlaxoSmithKline in 2007. From May 2001 to June 2002, Mr. Zietsman was Reliant’s Director of Financial Reporting. Earlier Mr. Zietsman worked at Deloitte (April 1994 – May 2001) and held various levels of increasing responsibility when he left as a Senior Manager in the audit group. Brian is a graduate from Rhodes University, South Africa where he earned his B. Com (Accounting), BSc (Computer Science) and HDIPACC certifications. Brian is a registered CPA.

3.0	PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP, independent public accountants, to serve as the Company’s independent auditors for the fiscal year commenced January 1, 2012. Although not required by the Company’s Certificate of Incorporation or By-Laws, the Board of Directors believes that it is in the best interests of the stockholders to ratify the appointment of Grant Thornton. If stockholders vote against the ratification of Grant Thornton, the Audit Committee will consider other alternatives. Grant Thornton served as the independent auditors for the Company for the year ended December 31, 2011. A representative of Grant Thornton is expected to be present at the Special Meeting in Lieu of an Annual Meeting to respond to appropriate questions and he or she will have the opportunity to make a statement, if such representative desires to do so.

Audit Fees. During the fiscal years ended December 31, 2011 and 2010, the fees billed by Grant Thornton for the audit of the Company’s financial statements for such fiscal years and for the reviews of the Company’s interim financial statements were approximately $367,000 and $515,000, respectively.

Audit-Related.  During the fiscal years ended December 31, 2011 and 2010, Grant Thornton did not bill the Company for any audit-related fees.

Tax Fees.  Grant Thornton provided tax services in the amount of $19,000 in 2010 related to the Company’s successful applications under the IRS Qualifying Therapeutic Discovery Project. For 2011, Grant Thornton did not provide any tax services to the Company.

All Other Fees. During the fiscal years ended December 31, 2011 and 2010, Grant Thornton did not provide professional services other than audit services to the Company.

The Audit Committee retains the auditors and pre-approves all audit and non-audit services.  The Audit Committee shall review in advance, and grant any appropriate pre-approvals on (i) all auditing services to be provided by the outside auditors and (ii) all non-audit services to be provided by the outside auditors as permitted by Section 10A of the Exchange Act or other applicable law and (iii) in connection with services approved under clauses (i) and (ii), above, all fees and other terms of engagement, including the terms of any engagement letter or similar agreement with the outside auditors.

Ratification of the appointment of Grant Thornton requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Special Meeting in Lieu of an Annual Meeting. A broker’s discretionary authority to vote to ratify the Company’s independent auditors is not limited, so there cannot be any broker non-votes regarding this proposal and abstentions will have the effect of a “no” vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE COMPANY’S 2012 FISCAL YEAR.

4.0	AUDIT COMMITTEE REPORT FOR 2011

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process. Its responsibilities include the following: (1) to annually select a firm of independent public accountants to act as auditors of the Company; (2) to review the scope of the annual audit with the auditors in advance of the audit; (3) to review the results of the audit and the adequacy of the Company’s internal controls; (4) to oversee management’s conduct of the Company’s financial reporting process; and (5) to approve fees paid to the auditors for audit and non-audit services. Once selected by the Audit Committee, the outside auditors report directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the outside auditors.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures, which are designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review the work of management and the independent auditors in these areas. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management, which included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee met with the independent auditors, with and without management, to discuss the results of their examination and their judgments regarding the Company’s accounting policies. The Audit Committee and Grant Thornton LLP also discussed Grant Thornton LLP’s independence. On March 15, 2012, the Audit Committee received from Grant Thornton LLP the written disclosures and the letter regarding Grant Thornton LLP’s independence required by Public Company Accounting Oversight Board Rule 3526.

In the course of our oversight of the Company's financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2011; (2) discussed with Grant Thornton, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

In addition, as part of fulfilling its responsibilities, the Audit Committee spent time during 2011 conferring with management and Grant Thornton regarding the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission and selected Grant Thornton LLP as the independent auditors for the fiscal year ending December 31, 2012. The Board is recommending that stockholders ratify that selection at the Special Meeting in Lieu of an Annual Meeting.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS
Jack Wyszomierski, Chairman Theron Odlaug Joel Tune April 9, 2012

5.0	EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the status of our equity compensation plans at December 31, 2011:

Plan Category	No. of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Items, Warrants and Rights (b)	No. of Securities Remaining Available for Future Issue under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	8,027,950	$ 1.09	3,064,775
Equity compensation plans not approved by security holders (1)	60,000	$ 2.13	--
Total	8,087,950	$ 1.10	3,064,775
(1)	Represents warrants issued to outside consultants for services rendered.

6.0	EXECUTIVE COMPENSATION

The following table summarizes the total compensation paid to or earned by the CEO and the next two highest paid executive officers (collectively, the “Named Executive Officers”) for the fiscal year ended December 31, 2011.

Table 6-1: Summary Compensation Table for 2011

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation(5)	Total
Ashleigh Palmer, (1) CEO and Director	2011 2010	$382,821 $201,923	$-- $65,000	$-- $--	$-- $794,869	$-- $--	$22,696 $7,113	$ 405,517 $1,068,905
Nozer Mehta, Vice President, Research and Development	2011 2010	$245,000 $232,750	$-- $--	$-- $8,610	$37,363 $44,246	$-- $3,777	$15,912 $7,752	$298,275 $297,135
Jenene Thomas, (1)(4) Vice President, Investor Relations and Business Administration	2011 2010	$225,000 $24,808	$-- $--	$-- $--	$47,028 $67,121	$-- $1,701	$22,525 $1,592	$294,553 $95,222
(1)	Salaries for Mr. Palmer and Ms. Thomas were based upon their respective employment agreements. See “Employment Agreements” below.
(2)
The amounts in this column represent the grant date fair value of restricted stock in accordance with ASC 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For 2010 restricted stock grants, fair value is calculated using the closing price of our Common Stock on January 15, 2010, the date of grant.  See Note 19 of the financial statements of the Company’s Annual Report for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.

(3)	Amounts are calculated in accordance with ASC 718 based on the grant date fair value of stock options to purchase shares of our Common Stock under the 2006 Plan.
(4)	Ms. Thomas’ service with the Company was terminated in September 2012.
(5)
All Other Compensation amounts reflect coverage the Company provides its employees under its broad-based health and welfare benefits plans, including medical, dental, vision, disability and life insurance.

6.1	Narrative Disclosure to Table 6-1.

6.1.1	2011 Base Salaries

In June, 2011, the Company entered into an employment agreement with Ashleigh Palmer, CEO.  The agreement provided for a one-year term and established Mr. Palmer’s annual salary as $400,000.  In June 2012, the Company extended Mr. Palmer’s employment agreement for an additional two-year term.

The Compensation Committee recommended in 2011 to increase base salaries, as of January 1, 2011, for officers hired prior to January 1, 2010.

6.1.2	2011 Cash Bonuses

During 2011, the Compensation Committee approved an annual bonus plan.  The goal of the bonus plan was to align the interests of Unigene employees with the Company’s strategy of cost savings and revenue generation.  A bonus pool was to be established based on the achievement of certain cost savings and the generation of certain levels of revenue.  The Company did not reach its minimum target of $5,500,000 in cost savings and revenue generation, and therefore did not distribute a pool that, had we achieved the minimum target, would have been $440,000.

6.1.3	2011 Stock Option Awards

The Compensation Committee decided in January 2011 and June 2011 to recommend for Board approval stock options to certain of the Named Executive Officers.  These stock options were awarded to bring these Named Executive Officers more in line with other officers.  Mr. Mehta was awarded 100,000 options at an exercise price of $0.67, which vested in full on January 3, 2012.  Ms. Thomas was awarded 80,000 options at an exercise price of $1.04, of which one-third vested on June 2, 2012 and the remaining options became fully vested upon her termination of service.

Table 6-2: Outstanding Equity Awards at Fiscal Year-End for 2011

	No. of Securities Underlying Unexercised Options		Option Awards		Stock Awards
Name	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	No. of Shares that Have Not Vested	Market Value of Shares that Have Not Vested
Ashleigh Palmer	500,000(1)	--	$ 0.68	12-09-2014	--	--
	--	500,000(1)	$ 0.68	12-09-2015
	--	500,000(1)	$ 0.68	12-09-2016
	166,666(1)	--	$ 0.77	12-15-2014
	--	166,667(1)	$ 0.77	12-15-2015
	--	166,667(1)	$ 0.77	12-15-2016
Nozer Mehta	40,000	--	$ 2.30	02-28-2015	--	--
	25,000	--	$ 1.58	04-05-2015
	55,000	--	$ 4.02	04-19-2016
	63,750	21,250(2)	$ 1.43	04-16-2018
	32,500	32,500(3)	$ 0.60	04-05-2019
	25,000	75,000(4)	$ 0.79	03-18-2020
	--	100,000(5)	$0.67	01-02-2021
Jenene Thomas	75,000	175,000(6)	$ 0.50	11-21-2020	--	--
	--	80,000(7)	$ 1.04	06-01-2021
(1)	These unexercisable option shares at December 31, 2011 were granted in June 2010 and vest one-third per year from June 2011 through June 2013.
(2)	These unexercisable option shares at December 31, 2011 were granted in April 2008 and vest 25% per year from April 2009 through April 2012.
(3)	These unexercisable option shares at December 31, 2011 were granted in April 2009 and vest 25% per year from April 2010 through April 2013.
(4)	These unexercisable option shares at December 31, 2011 were granted in March 2010 and vest 25% per year from March 2011 through March 2014.
(5)	These unexercisable option shares at December 31, 2011 were granted in January 2011 and vested in their entirety in January 2012.
(6)
These unexercisable option shares at December 31, 2011 were granted in November 2010 and were scheduled to vest 30%, 30% and 40% in November 2011, November 2012 and November 2013, respectively.  Upon Ms. Thomas’ termination in September 2012, the shares scheduled to vest in November 2012 and November 2013 became fully vested.

(7)
These unexercisable option shares at December 31, 2011 were granted in June 2011 and were scheduled to vest one-third per year from June 2012 through June 2014.  Upon Ms. Thomas’ termination in September 2012, the shares scheduled to vest in June of each of 2012, 2013 and 2014 became fully vested.

6.2	Role of Stockholder Say-on-Pay Votes.

At our June 2011 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on our executive compensation program (a “say-on-pay proposal”).  A majority of the votes cast on our say-on-pay proposal at that meeting were voted in favor of the non-binding advisory resolution approving the compensation of our named executive officers.  The Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation and, accordingly, we did not change our approach to executive compensation in 2011 in connection with the say-on-pay proposal vote.  Further, at our 2011 Annual Meeting of Stockholders, the stockholders cast an advisory vote that future say-on-pay votes should occur once every three years.  The Compensation Committee expects to take into consideration the outcome of our stockholders’ future say-on-pay proposal votes when making future compensation decisions for our named executive officers.  We expect that our next say-on-pay proposal will be submitted to stockholders for an advisory vote at our annual meeting of stockholders in 2014.

6.3	Employment Agreements

6.3.1	Ashleigh Palmer

On June 8, 2011, the Company entered into an employment agreement with Ashleigh Palmer.  The Agreement, pursuant to which Mr. Palmer serves as the Company’s CEO, provided for a one year term and established Mr. Palmer’s annual salary as $400,000.  In June 2012, the Company extended Mr. Palmer’s employment agreement for an additional two-year term (the “Term”).

Furthermore, pursuant to the Agreement, Mr. Palmer will receive a lump sum bonus of $250,000 if [beginning during the Term] the closing price of the Company’s Common Stock on the Over-the-Counter Bulletin Board (or whatever market on which such stock is trading) is $2.00 per share or greater for sixty consecutive trading days.  Mr. Palmer is also permitted to participate in the Company’s regular bonus program and employee benefit plans.

The Agreement provides that upon (a) termination of Mr. Palmer’s employment by the Company for any reason other than cause (as defined in the Agreement), (b) Mr. Palmer’s resignation upon sixty days advance written notice within sixty days of a change of control of the Company or (c) Mr. Palmer’s resignation for good reason (which is defined to mean the Company’s failure to employ Mr. Palmer in an executive position, a material diminution of Mr. Palmer’s salary and benefits in the aggregate or a 75 mile or more relocation of Mr. Palmer’s regular work location), (i) the Company will make a severance payment to Mr. Palmer equal to the greater of (x) the unpaid portion of his annual salary for the remainder of the Term or (y) three months of his then-current annual base salary, payable in accordance with the regular payroll cycle of the Company, and (ii) the Company will pay the applicable premiums for coverage of Mr. Palmer and his family under the Company’s health plans for three months immediately following the date of his termination, provided he timely and properly elects continuation of such coverage under COBRA and remains eligible for such coverage. In addition, if Mr. Palmer’s employment is terminated by the Company for any reason other than cause, one-third of any unvested outstanding stock options will vest.

The Agreement also contains a non-disparagement clause, as well as non-competition and non-solicitation clauses that apply for one year following Mr. Palmer’s termination of employment for any reason, and obligates Mr. Palmer to maintain the confidentiality of any business or scientific information that he receives during the course of his employment.

6.3.2	Jenene Thomas

On October 22, 2010, the Company appointed Jenene Thomas as the Company’s Vice President, Investor Relations and Corporate Communications.  Her employment with the Company terminated in September 2012.  In connection with her appointment, the Company entered into an employment agreement effective November 22, 2010 with Ms. Thomas (the “Thomas Agreement”).  The Thomas Agreement provides an annual salary of $225,000 and options to purchase 250,000 shares of the Company’s Common Stock exercisable at the closing price of the Company’s Common Stock as of November 22, 2010.  Seventy-five thousand (75,000) options will vest on each of the first and second anniversaries of November 22, 2010 and 100,000 options will vest on the third anniversary of November 22, 2010, provided that Ms. Thomas remains employed by the Company through each vesting date.  The option will be exercisable (to the extent vested) until November 21, 2020. The Thomas Agreement provides that upon (a) termination of Ms. Thomas’ employment by the Company for any reason other than cause (as defined in the Thomas Agreement), Ms. Thomas will receive four (4) months of her then-current annual base salary, payable in accordance with the regular payroll cycle of the Company, and (ii) the Company will pay the applicable premiums for coverage of Ms. Thomas and her family under the Company’s health plans for four months immediately following the date of her termination, provided she timely and properly elects continuation of such coverage under COBRA and remains eligible for such coverage.   In addition, if Ms. Thomas’ employment is terminated by the Company for any reason other than cause, 100,000 options granted to her on November 22, 2010 will immediately vest and will remain exercisable until the earlier of three years following her termination of employment and November 21, 2020.  The Thomas Agreement also contains a non-disparagement clause. Ms. Thomas’ employment with the Company terminated on September 28, 2012 and as a result, she became entitled to all rights provided for pursuant to the Thomas Agreement as of such date.

7.0	PROPOSAL 3 - AMENDMENT OF THE COMPANY’S 2006 STOCK-BASED INCENTIVE COMPENSATION PLAN TO INCREASE BY 10,000,000 SHARES THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER

7.1	General

The Board of Directors is submitting to stockholders and recommending for approval at the Special Meeting in Lieu of an Annual Meeting a proposal to amend the Company’s 2006 Stock-Based Incentive Plan as amended (the “2006 Plan”) to increase by 10,000,000 shares the number of shares of Common Stock available for issuance thereunder.  The proposed increase to the number of shares of Common Stock for issuance under the 2006 Plan is subject to the approval of Proposal 4 (described in Section 8.0) to increase to the number of authorized shares of Common Stock.  The 2006 Plan currently provides for the granting of awards to purchase up to 10,000,000 shares of the Company’s Common Stock increased by any shares reserved but not subject to awards under (i) the Director’s Plan (as defined below) and the 2000 Plan (as defined below).

The 2006 Plan was initially adopted by our Board of Directors and approved by our stockholders in June 2006.  The Board of Directors adopted and the Company’s stockholders subsequently approved amending the 2006 Plan in June 2009 and June 2010 to increase the number of shares of Common Stock available for issuance under the 2006 Plan by 2,000,000 and 5,000,000 shares, respectively.

The purpose of the 2006 Plan is to promote the success and enhance the value of the Company by linking personal interests of the members of the Board of Directors, employees and consultants to those of the Company’s stockholders and to provide such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders and give the Company the flexibility to offer a variety of types of equity compensation to remain competitive in recruiting and retaining qualified key personnel.

7.2	Amendment to the 2006 Plan

As of November 16, 2012, there were 255,953 shares of Common Stock remaining available for grant under the 2006 Plan.  Subject to stockholder approval, the Board approved an amendment to the 2006 Plan that increases by 10,000,000 shares the number of shares available for issuance thereunder.  As of November 16, 2012, the number of shares underlying awards outstanding under the 2006 Plan, plus the number of shares available for grant thereunder after giving effect to approval of this proposal represents approximately 18% of the Company’s issued and outstanding Common Stock, on a fully-diluted basis (not including shares issuable upon conversion of the Notes previously issued to the Lenders (as described previously in this Proxy Statement).  The Board believes that this increase in authorized shares will meet the Company’s needs under the 2006 Plan for the near future, including the need to attract and retain key employees, and recommends that the stockholders vote FOR approval of the amendment. The proposed amendment is attached to this Proxy Statement as Appendix A.

7.3	Summary of the Unigene Laboratories, Inc. 2006 Stock-Based Incentive Compensation Plan, as Amended

7.3.1	General

The following is a summary of the 2006 Plan, as proposed to be amended.  (References below to the “2006 Plan” shall be deemed to be references to the 2006 Plan, as amended to date and as proposed to be amended.)  In addition to reading the proposed amendment attached hereto as Appendix A, you are urged to read the actual text of the 2006 Plan in its entirety, as amended, which was previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and Amendment No. 2 which was previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Capitalized terms not otherwise defined in this summary have the meanings given to them in the 2006 Plan.

7.3.2	Purpose

The general purpose of the 2006 Plan is to assist the Company in attracting and retaining valued employees, consultants and non-employee directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such employees, consultants and non-employee directors.  In addition, it gives the Company flexibility to reward employees with an alternative to cash awards.

7.3.3	2006 Plan

General. The 2006 Plan authorizes the grant of Options, stock appreciation rights, restricted stock, deferred stock, phantom stock, and other stock-based awards (collectively, “Awards”). Options granted under the 2006 Plan may be either “incentive stock options” as defined in section 422 of the Internal Revenue Code (the “Code”), or nonqualified stock options, as determined by the Compensation Committee.

Number of Shares Authorized. The number of shares of Common Stock available for award under the 2006 Plan is 20,000,000 shares, increased by (i) any shares reserved but not subject to awards under the Unigene Laboratories, Inc. Directors’ Stock Option Plan (the “Directors’ Plan”) and the Unigene Laboratories, Inc. 2000 Stock Option Plan (the “2000 Plan”), and (ii) shares subject to awards under the Directors’ Plan or the 2000 Plan that are forfeited, cancelled or expire thereunder. All shares of Common Stock reserved under the 2006 Plan may be issued pursuant to Incentive Stock Options.

If any Award is forfeited, or if any Option terminates, expires or lapses without being exercised, shares of Common Stock subject to such Award will again be available for future grant. In addition, any shares under the 2006 Plan that are used to satisfy award obligations under the plan of another entity that is acquired by the Company will not count against the remaining number of shares available. Finally, if there is any change in the Company’s corporate capitalization, the Compensation Committee in its sole discretion may cancel and make substitutions of Awards or may adjust the number of shares available for award under the 2006 Plan, the number and kind of shares covered by Awards then outstanding under the 2006 Plan and the exercise price of outstanding Options and Stock Appreciation Rights.

Administration. The Compensation Committee will administer the 2006 Plan. The full Board of the Company or a Secondary Committee designated by the Board shall administer the 2006 Plan and exercise the Compensation Committee’s authority with respect to grants made to non-employee directors.  Subject to the other provisions of the 2006 Plan, the Compensation Committee has the authority to:

•	select the employees, consultants and non-employee directors who will receive Awards pursuant to the 2006 Plan;
•	determine the type or types of Awards to be granted to each participant;
•
determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the 2006 Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance goals relating to an Award, based in each case on such considerations as the Compensation Committee shall determine) and all other matters to be determined in connection with an Award;

•	determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered;
•	determine whether, and to certify that, performance goals to which the settlement of an Award is subject are satisfied;
•
correct any defect or supply any omission or reconcile any inconsistency in the 2006 Plan, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the 2006 Plan as it may deem necessary or advisable; and make all other determinations as it may deem necessary or advisable for the administration of the 2006 Plan.

Eligibility. The 2006 Plan provides that Awards may be granted to employees, non-employee directors and consultants of the Company or its subsidiaries.  Incentive stock options may be granted only to employees. The maximum number of shares that may be awarded to any participant as Qualified Performance-Based Awards (described below) in any calendar year shall not exceed 200,000.

Each Award granted under the 2006 Plan will be evidenced by a written agreement between the participant and the Company, which will describe the Award and state the terms and conditions applicable to such Award. The principal terms and conditions of each particular type of Award are described below.

As of November 16, 2012, we had five non-employee directors and approximately 50 employees, which included 7 executive officers. In addition, we routinely utilize varying levels of consultants and advisors to conduct our normal business operations.

7.3.4	Performance Goals

The Award agreements may provide for vesting or earning the Award based on achievement of performance goals. Performance goals may be established: on a Company-wide basis; with respect to one or more subsidiary corporations, business units, divisions, departments, or functions; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Performance goals, the number of shares or units to which they pertain, the time and manner of payment of the Award shall be specified in the Award agreement.

Except in the case of Awards intended to meet the requirements of Section 162(m) of the Code applicable to qualified Performance-Based compensation (“Qualified Performance-Based Awards”), the Compensation Committee may modify performance goals in whole or in part, during the performance period, as it deems appropriate and equitable. In the case of Qualified Performance-Based Awards, the applicable performance goals are limited to one or more of the following:

•	specified levels of or increases in the Company’s, a division’s or a Subsidiary’s return on capital, equity or assets;
•
earnings measures/ratios (on a gross, net, pre−tax or post−tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA);

•	net economic profit (which is operating earnings minus a charge to capital);
•	net income;
•	operating income;
•	sales;
•	sales growth;
•	gross margin;
•	direct margin;
•	share price (including but not limited to growth measures and total stockholder return);
•	operating profit;
•	per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital);
•	inventory turns;
•	financial return ratios;
•	market share;
•	balance sheet measurements such as receivable turnover;
•	improvement in or attainment of expense levels;
•	improvement in or attainment of working capital levels;
•	debt reduction;
•	strategic innovation;
•	customer or employee satisfaction;
•	individual objectives;

•
any other financial or other measurement deemed appropriate by the Compensation Committee as it relates to the results of operations or other measurable progress of the Company and Subsidiaries (or any business unit thereof); and

•	any combination of any of the foregoing criteria.

7.3.5	Phantom Stock

Awards of Phantom Stock may be made under the 2006 Plan. A share of Phantom Stock is a book-entry unit with a value equal to one share of Common Stock. A grant of Phantom Stock will vest and become payable to the participant upon other future events, including the achievement during a specified performance cycle of performance goals established by the Compensation Committee or the passage of time. Each grant of Phantom Stock shall specify the conditions, including the passage of time and performance goals, if applicable, that must be satisfied in order for payment to be made. Payment of Phantom Stock may be made in cash, shares of Common Stock, or a combination thereof, equal to the fair market value of the shares of Common Stock to which the Award relates.

7.3.6	Options

An Option is the right to purchase shares of Common Stock for a specified period of time at a fixed price (the “exercise price”). Each Option agreement will specify the exercise price, the type of Option, the term of the Option, the date when the Option will become exercisable and any applicable performance goals. Each grant of Options shall specify the length of service and/or any applicable performance goals that must be achieved before it becomes exercisable. Incentive stock options may only be granted to employees, shall only be transferable by will or under the laws of descent and distribution, and, during the participant’s lifetime, may only be exercised by the participant. No Award of incentive stock options may permit the fair market value of any such Options becoming first exercisable in any calendar year to exceed $100,000.

Exercise Price. The Compensation Committee will determine the exercise price of an Option at the time the Option is granted. The exercise price under an incentive stock option or non-qualified stock option will not be less than 100% of the fair market value of Common Stock on the date the Option is granted. However, any participant who owns more than 10% of the combined voting power of all classes of the Company’s outstanding Common Stock (a “10% Stockholder”) will not be eligible for the grant of an incentive stock option unless the exercise price of the incentive stock option is at least 110% of the fair market value of the Common Stock on the date of grant.

Consideration. The means of payment for shares issued upon exercise of an Option will be specified in each Option agreement and generally may be made by the participant in cash, in a cash payment through a broker or bank from the proceeds of the sale of the shares purchased through the exercise of the Option (a “cashless exercise”), with the Compensation Committee’s consent, in whole or in part with shares of Common Stock, or a combination of the foregoing methods.  The Compensation Committee may also permit Options to be exercised with such other consideration as it deems appropriate, as reflected in the applicable Award agreement.

Term of the Option. The term of an Option granted under the 2006 Plan will be no longer than ten years from the date of grant. In the case of an Option granted to a 10% Stockholder, the term of an incentive stock option will be for no more than five years from the date of grant.

7.3.7	Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the recipient to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of shares of Common Stock from the date of the grant of the SAR to the date of exercise, payable in cash, shares of Common Stock, or any combination thereof. The Compensation Committee shall set the exercise price of an SAR which shall not be less than the Fair Market Value of the underlying Common Stock on the date of the grant.  Each grant of SARs shall specify the length of service and/or any applicable performance goals that must be achieved before it becomes exercisable and may specify permissible dates or periods on or during which the SAR shall be exercisable. No SAR may be exercised more than ten years after the grant date.

7.3.8	Restricted Stock

An Award of Restricted Stock is a grant to the recipient of a specified number of shares of Common Stock that are subject to forfeiture upon specified events during the restriction period. Each grant of Restricted Stock shall specify the duration of the restriction period and any other conditions under which the Restricted Stock would be forfeitable to the Company, including any applicable performance goals, and will include restrictions on transfer to third parties during the restriction period.

Unless otherwise provided by the Compensation Committee, an Award of Restricted Stock entitles the participant to dividend, voting and other ownership rights during the restriction period. Unless otherwise provided by the Compensation Committee, dividends on Restricted Stock will be subject to the same restrictions as the Restricted Stock.

7.3.9	Deferred Stock

An Award of Deferred Stock is an agreement by the Company to deliver to the recipient a specified number of shares of Common Stock at the end of a specified deferral period, subject to the fulfillment of any conditions specified by the Compensation Committee. Each grant of Deferred Stock shall specify the deferral period and any other conditions to which future delivery of shares to the recipient is subject, including any applicable performance goals.

An Award of Deferred Stock does not entitle the participant to any transfer, voting or any other ownership rights with respect to the Deferred Shares. Any grant of Deferred Stock may provide for the payment of dividend equivalents in cash or additional shares, which may be paid currently or deferred and reinvested, as determined by the Compensation Committee.

7.3.10	General Provisions

Vesting. Any Award may provide for full vesting, early exercise rights or termination of a restriction or deferral period in the event of a Change in Control or similar transaction or event.

Nontransferability of Awards. In general, during a participant’s lifetime, his or her Awards shall be exercisable only by the participant and shall not be transferable other than by will or laws of descent and distribution. However, the Compensation Committee may provide for limited lifetime transfers of Awards, other than incentive stock options, to certain family members, trusts for the benefit of family members, or partnerships in which such family members are the only partners. In addition, the Compensation Committee may provide in any Award agreement terms and conditions under which the participant must sell or offer to sell any Awards, whether or not vested, and any Common Stock acquired pursuant to an Award to the Company.

Termination of Employment, Consulting Services, or Other Services. Each Option or SAR agreement shall provide rules for the exercise of such Award following termination of employment for any reason, which may include, but not be limited to, death, disability, termination for Cause or retirement. The Compensation Committee may take actions and provide in Award agreements for such post-termination rights that it believes equitable under the circumstances or in the best interests of the Company with respect to Awards that are not fully vested in the event of termination of employment or service by reason of death, disability, normal retirement, early retirement with the consent of the Compensation Committee, other termination or a leave of absence that is approved by the Compensation Committee, or in the event of hardship or other special circumstances that are approved by the Compensation Committee.

7.3.11	Change in Control

In the event of a Change in Control, the Compensation Committee may take one or more of the following actions with respect to Options and SARs: (i) fully vest and make exercisable any outstanding Options or SARs, (ii) cancel all outstanding vested Options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option or SAR as of the date of the Change in Control over the exercise price of such portion, (iii) terminate all Options or SARs immediately prior to the Change in Control, or (iv) require the successor corporation, following a Change in Control if the Company does not survive such Change in Control, to assume all outstanding Options or SARs and to substitute such Options or SARs with comparable awards.

Similarly, the Compensation Committee may, upon a Change in Control, fully and immediately vest all Awards of Restricted Stock, Phantom Stock, Deferred Stock or other equity Awards that are outstanding or take such other actions as it deems appropriate, including immediately distributing amounts with respect to unvested Awards that would not otherwise be payable as of the date of the Change in Control.

As defined in the 2006 Plan, the term “Change in Control” means,

(a) the acquisition in one or more transactions by any “Person” (as such term is used for purposes of section 13(d) or section 14(d) of the Securities and Exchange Act of 1934 (the “1934 Act”)) but excluding, for this purpose, the Company or its Subsidiaries, any Stockholder of the Company or any employee benefit plan of the Company or its Subsidiaries, of “Beneficial Ownership” (within the meaning of Rule 13d−3 under the 1934 Act) of 35% or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”);

(b) the individuals who, as of the effective date of the Plan, form the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s Stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change in Control, and after any such reduction, the Incumbent Board shall mean the Board as so reduced;

(c) a merger or consolidation involving the Company if the Stockholders of the Company, immediately before such merger or consolidation, do own, directly or indirectly, immediately following such merger or consolidation, more than 70% of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation;

(d) a complete liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company; or

(e) acceptance by Stockholders of the Company of shares in a share exchange if the Stockholders of the Company immediately before such share exchange, do not own, directly or indirectly, immediately following such share exchange, more than 70% of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange.

Effective Date, Amendments, and Termination of the 2006 Plan. The 2006 Plan became effective on June 15, 2006, when it was approved by Company stockholders.  The amendment to the 2006 Plan to increase by 2,000,000 shares the number of shares available for award under the 2006 Plan became effective June 25, 2009, when it was approved by Company stockholders and the amendment to the 2006 Plan to increase by 5,000,000 shares the number of shares available for award under the 2006 Plan became effective June 15, 2010, when it was approved by Company stockholders.  The amendment to the 2006 Plan to increase by 10,000,000 shares the number of shares available for award under the 2006 Plan will become effective upon approval by Company stockholders.  The Board of Directors has the authority to amend or terminate the 2006 Plan at any time; provided, however, that stockholder approval is required for any amendment which (i) increases the number of shares available for Awards under the 2006 Plan (other than to reflect a change in the Company’s capital structure), (ii) decreases the price at which Awards may be granted, or (iii) as otherwise required by applicable law, regulation, or rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.  The 2006 Plan will terminate automatically on June 15, 2016, which is ten years after it was approved by stockholders.

7.3.12	Certain Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the 2006 Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE 2006 PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE OR LOCAL INCOME TAX OR OTHER TAX CONSIDERATIONS.

7.3.13	Phantom Stock

A participant realizes no taxable income and the Company is not entitled to a deduction when Phantom Stock payable in the future and subject to conditions such as the passage of time or achievement of performance goals are awarded. When Phantom Stock vests and becomes payable as a result of the satisfaction of the terms and conditions on such Award, including, if applicable, achievement of performance goals, the participant will realize ordinary income equal to the amount of cash received or the fair market value of the shares received minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction.

A participant’s tax basis in shares of Common Stock received upon payment will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

7.3.14	Deferred Stock

A participant realizes no taxable income and the Company is not entitled to a deduction when Deferred Stock is awarded. When the deferral period for the Award ends and the participant receives shares of Common Stock, the participant will realize ordinary income equal to the fair market value of the shares at that time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in shares of Common Stock received at the end of a deferral period will be equal to the fair market value of such shares when the participant receives them.

Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

7.3.15	Restricted Stock

Restricted Stock received pursuant to Awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such Restricted Stock does not make the election described below, the participant realizes no taxable income upon the receipt of Restricted Stock and the Company is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the Restricted Stock lapse, the participant will realize ordinary income equal to the fair market value of the shares at that time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in Restricted Stock will be equal to their fair market value when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon sale of the shares, the participant will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving Restricted Stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the participant elects to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account), and the Company will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the participant will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize gain or loss with respect to the shares when they are sold. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to the Company, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with his or her employer, each within 30 days after shares of restricted stock are received, and the participant must also attach a copy of his or her election to his or her federal income tax return for the year in which the shares are received.

Generally, during the restriction period, dividends and distributions paid with respect to Restricted Stock will be treated as compensation income (not dividend income) received by the participant. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made will be treated as dividend income, assuming the Company has adequate current or accumulated earnings and profits.

7.3.16	Non-qualified Options

A participant realizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, a participant will realize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified option, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of a non-qualified option, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares.

Under the 2006 Plan, non-qualified options may, with the consent of the Compensation Committee, be exercised in whole or in part with shares of Common Stock or Restricted Stock held by the participant. Payment in Common Stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. The fair market value of shares of Common Stock received in excess of the number of shares surrendered will be treated as ordinary income and such shares have a tax basis equal to their fair market value on the date of the exercise of the non-qualified option.

7.3.17	Incentive Stock Options

A participant realizes no taxable income and the Company is not entitled to a deduction when an incentive stock option is granted or exercised.  Provided the participant meets the applicable holding period requirements for the shares received upon exercise of an incentive stock option (two years from the date of grant and one year from the date of exercise), gain or loss realized by a participant upon sale of the shares received upon exercise will be long-term capital gain or loss, and the Company will not be entitled to a deduction. If, however, the participant disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the participant will realize ordinary income at that time equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the incentive stock option. Any amount realized upon a disqualifying disposition in excess of the fair market value of the shares on the exercise date of the incentive stock option will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year. If the sales price is less than the sum of the exercise price of the incentive stock option and the amount included in ordinary income due to the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending upon whether the shares have been held for more than one year. Notwithstanding the above, individuals who are subject to Alternative Minimum Tax may recognize ordinary income upon exercise of an incentive stock option.

Under the 2006 Plan, incentive stock options may, with the consent of the Compensation Committee, be exercised in whole or in part with shares of Common Stock held by the participant. Such an exercise will be treated as a tax-free exchange of the shares of Common Stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. Shares of Common Stock received in excess of the number of shares surrendered will have a tax basis of zero.

7.3.18	SARs

A participant realizes no taxable income and the Company is not entitled to a deduction when an SAR is granted. Upon exercising an SAR, a participant will realize ordinary income in an amount equal to the cash or the fair market value of the shares received minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of an SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of an SAR, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares.

7.3.19	Section 162(m) Limitations

Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers, unless the compensation is a Qualified Performance-Based Award. If Awards to such persons are intended to qualify as Qualified Performance-Based Awards, the 2006 Plan requires that the maximum number of shares of Common Stock underlying such Awards that may be granted to the recipient during any one calendar year is 200,000 shares.

7.3.20	Withholding

The Company is entitled to deduct from the payment of any Award (whether made in stock or in cash) all applicable income and employment taxes required by federal, state, local or foreign law to be withheld, or may require the participant to pay such withholding taxes to the Company as a condition of receiving payment of the Award. The Compensation Committee may allow a participant to satisfy his or her withholding obligations by directing the Company to retain the number of shares necessary to satisfy the withholding obligation, or by delivering shares held by the participant to the Company in an amount necessary to satisfy the withholding obligation.

7.3.21	Vote Required; Board Recommendation

Approval of the amendment to the 2006 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Special Meeting in Lieu of an Annual Meeting.  Abstentions are considered as shares present and entitled to vote and, therefore, have the effect of a “no” vote on this proposal.  Broker non-votes are not considered as shares entitled to vote, and will not be counted as voted on this proposal, and, therefore, will not have any effect on the outcome of the vote on this proposal.

PLAN BENEFITS (1)
2006 Stock-Based Incentive Compensation Plan
Name and Principal Position	Dollar Value of Stock Awards ($)	Number of Units of Stock	Dollar Value of Options ($)	Number of Options
Ashleigh Palmer	$ --	--	$ --	--
Nozer Mehta	$ --	--	$ 37,363	100,000
Jenene Thomas	$ --	--	$ 47,028	80,000
Executive Officers as a Group	$ --	--	$159,116	380,000
Non-Executive Officer Directors as a Group (2)	$151,600	154,423	$140,824	215,000
Non-Executive Officer Employees as a Group	$ --	--	$103,419	180,000
(1)  In accordance with SEC rules, the Plan Benefits table indicates the benefits that were received by the indicated individual or group for the fiscal year ending on December 31, 2011.  The amount and timing of awards granted under the 2006 Plan are determined in the sole discretion of the Compensation Committee and therefore cannot be determined in advance.  The future awards that would be received under the 2006 Plan by executive officers and other individuals are discretionary and are therefore not determinable at this time, except as set forth below in footnote 2.

(2)  In 2012, non-executive directors will receive stock awards under the 2006 Plan for annual retainers and Lead Director and committee chairman fees, which aggregate fees will range in amount from $9,000 to $24,000. The number of shares of stock to be received by each non-executive director will be determined based on the grant date fair value of Common Stock in accordance with ASC 718.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO
THE 2006 STOCK BASED-INCENTIVE COMPENSATION PLAN.

8.0	PROPOSAL 4 - AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK FROM 275,000,000 TO 650,000,000 SHARES

8.1	General

The Company’s Certificate of Incorporation, as amended, currently authorizes the Company to issue a total of 275,000,000 shares of Common Stock, par value $.01 per share.  On September 20, 2012, the Board of Directors unanimously adopted resolutions approving and recommending that the stockholders approve an amendment to Article FOURTH of the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share, from 275,000,000 shares to 650,000,000 shares (the “Amendment”).

As of November 16, 2012, of the 275,000,000 shares of Common Stock that are currently authorized: (i) 95,586,644 shares were issued and outstanding; (ii) 21,063,541 shares were reserved for issuance upon the exercise of outstanding options and warrants; (iii) 255,953 shares were reserved for yet-to-be granted options and stock grants pursuant to the 2006 Plan; (iv) 5,000,000 were reserved for potential issuance of shares to settle debt with the Company’s founders, and (v) the remaining 153,093,862 shares were reserved for issuance upon conversion of the Notes more fully described below.

On September 21, 2012, the Company entered into a Forbearance Agreement and First Amendment to Amended and Forbearance Agreement, by and among the Company, Victory Park Management, LLC, as administrative agent and collateral agent (the “Agent”), Victory Park Credit Opportunities, L.P., VPC Fund II, L.P., VPC Intermediate Fund II (Cayman) L.P., and Victory Park Credit Opportunities Intermediate Fund, L.P. (collectively, the “Lenders” and together with the Agent, the “VPC Parties”) (together with all exhibits and schedules thereto, and as amended from time to time, the “Forbearance Agreement”).  The Forbearance Agreement and the transactions contemplated thereby were previously disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 26, 2012.

In connection with the execution and delivery of the Forbearance Agreement, the Company issued a one-year senior secured convertible note in the aggregate principal amount of $4,000,000 (the “First Amendment Note”) in exchange for a cash payment (before reflecting a deposit of $500,000 with the Agent for certain existing and future fees, costs and expenses) of $4,000,000 to the Company; and reissued to the Lenders four senior secured convertible notes in the aggregate principal amount of $43,816,609.39 (the “Re-issued Notes” and, collectively, with the First Amendment Note, the “Notes”),  as more fully described in the Current Report on Form 8-K filed September 26, 2012.  The maturity date of the Re-issued Notes is March 17, 2013 and the maturity date of the First Amendment Note is September 21, 2013.  Non-payment of the Re-issued Notes on March 17, 2013 constitutes an “Incipient Event of Default” under the Forbearance Agreement for which the VPC Parties will be required to forbear.  In addition, pursuant to the Forbearance Agreement, each Lender shall, subject to certain conditions precedent as set forth in the Forbearance Agreement, make available to the Company additional loans (“Re-Loans”) in an aggregate principal amount not to exceed such Lender’s pro rata share of the sum of the first $3,500,000 of the mandatory prepayments received by the Lenders from the Company pursuant to the terms of the Forbearance Agreement (other than mandatory prepayments made with the proceeds of the sale of the tax benefits resulting from net operating losses for prior periods (“NOL Sale Proceeds”)), plus the amount of any mandatory prepayments received by the Lenders pursuant to the Forbearance Agreement on account of NOL Sale Proceeds, such Re-Loans shall be deemed loans funded under the Forbearance Agreement and shall be evidenced by notes (“Re-Loan Notes”) on the same terms as, and on a pari passu basis with, the First Amendment Note (except the conversion rate, as described below).

The Notes will accrue interest at a rate per annum equal to the greater of (x) the prime rate (announced by Citibank N.A. from time to time) plus 5% and (y) 15%, which, in the absence of an event of default, accrued and unpaid interest due and payable with respect to the Notes shall, instead of being required to be paid in cash, shall be capitalized and added to the outstanding principal balance of the Notes payable on the maturity date. The Notes are convertible into shares of Common Stock at the Lender’s option.  The initial conversion rate for the First Amendment Note is calculated by dividing the sum of the principal to be converted plus all accrued and unpaid interest thereon by $0.05 per share.  The initial conversion rate for the Re-issued Notes is calculated by dividing the sum of the principal to be converted plus all accrued and unpaid interest thereon by $0.15 per share (which amends the prior conversion rate of $0.70 per share). The initial conversion rate of any Re-Loan notes will be calculated by dividing the sum of the principal to be converted plus all accrued and unpaid interest thereon by the conversion price of the Reissued Notes in effect on the date of issuance of such Re-Loan note. All such conversion rates are subject to adjustment, including a reduction in the conversion rate in the event the Company issues certain shares of common stock at a purchase price less than the then current conversion price.

The Company took steps as were necessary to cause the transactions contemplated by the Forbearance Agreement, including any related acquisition (or deemed acquisition) from the Company, or disposition (or deemed disposition) to the Company, of Common Stock (or derivative securities relating thereto) by each of Lenders and their respective affiliates (including Victory Park Capital Advisors, LLC, Victory Park GP, LLC, Victory Park GP II, LLC, Jacob Capital, L.L.C. and Richard Levy), and by each other individual who is or will be subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the transactions contemplated by the Forbearance Agreement, constituted a “reclassification” within the meaning of Rule 16b-7 under the 1934 Act.

By virtue of the service on the Board of Richard Levy, who has ultimate control over the investment decisions of each of Lenders (including decisions with respect to the purchase, sale and voting of the Notes and shares of Common Stock), as designee on the Board of Agent on behalf of Lenders pursuant to the Restated Financing Agreement, representing the interests of Lenders and their respective affiliates, each Lender and their respective affiliates (including Victory Park Capital Advisors, LLC, Victory Park GP, LLC, Victory Park GP II, LLC, and Jacob Capital, L.L.C., but excluding Richard Levy (given his status as an actual director of the Company)) that beneficially owns (for any purpose of Section 16 of the 1934 Act) any shares of Common Stock (or any derivative securities with respect thereto), is a “director by deputization” for purposes of Section 16 of the 1934 Act, including Rule 16b-3 thereunder and related guidance of the SEC.

As of the First Amendment Effective Date, the Company lacked sufficient shares of Common Stock to deliver all of the shares of Common Stock issuable to the Lenders upon conversion of the Notes (the “Conversion Shares”).  The Company is required to obtain stockholder approval to amend its certificate of incorporation to increase the number of authorized shares to allow for the conversion of the Notes in full and the Lenders are required to vote to approve such amendment.

Assuming $58,521,019.81 aggregate principal amount of Notes together with accrued interest thereon is outstanding for the full terms of the Notes, and assuming a conversion price of $0.15 and $0.05, as applicable, the Notes will be convertible into approximately 451,584,576 shares of Common Stock.  Pursuant to the Forbearance Agreement, following stockholder approval of the Amendment, the Company must take all necessary action to reserve and keep available for conversion of the Notes authorized and unissued shares of Common Stock equal to at least one hundred ten percent (110%) of the number of shares issuable upon the conversion of all of the principal amounts then outstanding under the Notes together with accrued and unpaid interest thereon.  In the event the Company’s stockholders approve the Amendment, such Amendment will be filed with the Secretary of State of the State of Delaware and the Company will thereafter reserve an additional 347,631,387 shares of Common Stock (for a total of 500,725,249 shares reserved) for issuance upon conversion of the Notes, leaving 27,368,613 authorized shares of Common Stock as unissued and unreserved.  Assuming approval of this proposal, and if Proposal 3 discussed herein is also approved by the Company’s stockholders, an additional 10,000,000 shares of Common Stock will be reserved for yet-to-be granted options and stock grants pursuant to the 2006 Plan, leaving 17,368,613 authorized shares of Common Stock as unissued and unreserved.

8.2	Proposed Amendment

To accomplish the increase in the number of authorized shares of Common Stock, the Board adopted the following resolution setting forth the Amendment, declared it is advisable and in the best interests of the Company and its stockholders, and directed that the Amendment proposed be considered by stockholders at the Special Meeting in Lieu of an Annual Meeting:

“RESOLVED, FURTHER, subject to the approval of the stockholders of the Company, that the Certificate of Incorporation be amended by changing Article FOURTH thereof so that, as amended, said Article shall be and read as follows:

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 650,000,000, having a par value of $.01 per share.  All such shares are of one class and are Common Stock.”

Approval of the proposal authorizing the Amendment requires the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon.

The additional shares of Common Stock authorized for issuance pursuant to this proposal will have the same rights and privileges that all of the currently outstanding shares of Common Stock possess under the Company’s Certificate of Incorporation and under Delaware law, except that the holders of the Common Stock issuable upon conversion of the Notes have contractual registration rights pursuant to the terms of the previously disclosed Second Amended and Restated Registration Rights Agreement, dated September 21, 2012, between the Company and the Lenders, which provides the Lenders with certain rights to require the Company to file with the SEC a registration statement covering the resale of all shares held by the Lenders and their affiliates, including the Conversion Shares.  These rights and privileges include one vote per share on all matters submitted to a vote of the holders of Common Stock, including the election of directors, and right to dividends and other distributions when and if declared by the Board of Directors.  The shares of Common Stock do not have preemptive or similar rights.

8.3	Reasons for the Amendment

The Company does not presently have a sufficient number of shares of Common Stock authorized and available for issuance upon full conversion of the Notes.  Accordingly, the Company committed in the Forbearance Agreement to use its commercially reasonable efforts, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and its Certificate of Incorporation and Bylaws, to increase the number of authorized shares of Common Stock to at least 650,000,000 shares, including by duly calling, giving notice of, convening and holding a meeting of the stockholders of the Company for that purpose.  The Amendment, if approved, should provide the Company with a sufficient number of authorized shares of Common Stock to permit full conversion of the Notes issued pursuant to the Forbearance Agreement.

If the Amendment is approved, the Company would have 27,368,613 shares of Common Stock available for undesignated purposes.  However, if Proposal 3 discussed herein is also approved, the Company will reserve an additional 10,000,000 shares of Common Stock for yet-to-be granted options and stock grants pursuant to the 2006 Plan, leaving 17,368,613 shares of Common Stock available for undesignated purposes.  The Company currently has no plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of Common Stock beyond the number of shares to be reserved for issuance upon conversion of the Notes and reserved for issuance upon the exercise of outstanding options and warrants and yet-to-be granted options and restricted stock grants pursuant to the 2006 Plan.

In addition to satisfying the Company’s obligations under the Forbearance Agreement and the Notes, an increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for various corporate purposes, including, but not limited to, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation plans, employee stock plans and savings plans, or the issuance of equity securities in connection with a sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreement or partnership.

Under the DGCL, the Board of Directors generally may issue authorized but unissued shares of Common Stock without further stockholder approval.  The Board of Directors does not currently intend to seek stockholder approval prior to any future issuance of the additional authorized shares of Common Stock, unless stockholder action is required in a specific case by applicable law, the rules of any exchange or market on which the Company’s securities may then be listed, or the Certificate of Incorporation or Bylaws of the Company as then in effect.  Frequently, opportunities arise that require prompt action, and the Company believes that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.  The issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

8.4	Interests of Certain Persons

Richard Levy, one of our directors, is the Managing Principal and Founder of Victory Park Capital Advisors, LLC, which controls the investment decisions of the VPC Parties, the holder of the Notes.  Pursuant to the terms of the Forbearance Agreement, the Company is required to obtain stockholder approval of the Amendment.  The terms of the Forbearance Agreement obligate the VPC Parties to vote in favor of the approval of the Amendment.  The Forbearance Agreement and transactions comtemplated thereby were approved by the Company’s Board of Directors, with Richard Levy recusing himself.  Richard Levy may be deemed to have an interest in the approval of this Proposal 4 because the Company will not have a sufficient number of shares of Common Stock authorized and available for issuance upon full conversion of the Notes if the Amendment is not approved by our stockholders.  In addition, if the Amendment is not approved at the Special Meeting in Lieu of Annual Meeting, it will constitute an “Event of Default” under the Forbearance Agreement and a “Conversion Failure” under the Notes, and the holders may require the Company to redeem all or any portion of the Notes at the price equal to the greater of (i) an amount equal to the sum of one hundred fifteen percent (115%) of the outstanding principal amount of the Notes, plus accrued and unpaid interest, plus accrued and unpaid late charges and (ii) an amount equal to the product of (A) the number of shares into which the principal amount and all accrued and unpaid interest outstanding under the Notes may be converted at the time of the default pursuant to the terms of the Notes, multiplied by (B) the dollar volume-weighted average price for one (1) share of Common Stock for the trading day of the default as reported by Bloomberg Financial Markets (or any successor thereto) through its “Volume at Price” function.  See also “Certain Relationships and Related Transactions – Notes Payable: Victory Park” below for additional information.

8.5	Effects of the Authorization of Additional Common Stock on Holders of Common Stock

As discussed above, assuming $58,521,019.81 aggregate principal amount of Notes together with accrued interest thereon is outstanding for the full terms of the respective Notes, then the Notes will be convertible into approximately 451,584,576 shares of Common Stock (the “Total Conversion Shares”).  Based on the number of shares of Common Stock outstanding on the date of this proxy statement, when issued the Total Conversion Shares would represent approximately 82.5% of the outstanding shares of Common Stock, diluting the existing stockholders of the Company by reducing their percentage ownership of Common Stock.

In a Schedule 13D/A filed by the VPC Parties on October 5, 2012, VPC reported beneficial ownership of approximately 162,241,326 shares of Common Stock (“Existing VPC Shares”), which reflected the fact that, pursuant to the terms of each of the Notes, prior to the filing of the Amendment, the Company is not obligated to, nor shall, issue any shares of Common Stock upon any conversion of a Note in excess of the number of shares of Common Stock that is currently required to be reserved for conversions of the Notes and allocated to the holder of such Note in accordance with the Restated Financing Agreement, as amended by the Forbearance Agreement..  Assuming stockholder approval of the Amendment and issuance of the Total Conversion Shares, based on 95,586,644 shares of Common Stock outstanding on the date of this Proxy Statement, and no additional issuances of Common Stock, the Existing VPC Shares together with the Total Conversion Shares would represent approximately 82.5% of the total issued and outstanding shares of Common Stock.  In that case, VPC would control the outcome of matters brought before the stockholders of the Company.

The issuance of additional shares, including upon conversion of the Notes or the perception that the issuance of such additional shares could occur, could have a depressive effect on the market price of the Common Stock by increasing the number of shares outstanding.  Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the Common Stock.  Further, if stockholder approval of the Amendment is obtained and the Notes are converted, the number of shares of outstanding Common Stock will increase significantly and the ownership interests and proportionate voting power of the existing stockholders (other than the VPC Parties) will be significantly diluted.  However, upon conversion of the Notes, the senior indebtedness of the Company would become significantly reduced, and the interest of the VPC Parties or their transferees in the Company would become that of a common stockholder, such as in the event of a liquidation of the Company.

The increase in the number of authorized shares of Common Stock could have an anti-takeover effect, although this is not the intent of the Board in proposing the Amendment since the substantial majority of the newly-authorized shares will be reserved for issuance upon conversion of the Notes.  However, if the Notes are repaid and never converted and the Company issues additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary transaction opposed by the Board.

8.6	Failure to Approve the Amendment

Requirement to call stockholder meetings every four months.  Under the Forbearance Agreement, if stockholder approval of the Amendment is not obtained at the Special Meeting in Lieu of an Annual Meeting, the Company will be required to call a stockholders’ meeting every four (4) months to seek the approval of the Amendment until the date on which such approval is obtained.  This undertaking will be costly and will distract management from the business of running the Company.

Event of default.  In the event this Amendment is not approved by the stockholders, the Company will not have a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the Notes.  Pursuant to the Forbearance Agreement, from and after the Conversion Date, if for any reason the holders have not received all of the Conversion Shares prior to the tenth (10th) business day after the Company has received a notice for conversion of the Notes, such failure will result in an “Event of Default” under the Forbearance Agreement and a “Conversion Failure” under the Notes.  Additionally, in the event that stockholder approval to increase the number of authorized shares of Common Stock is not obtained at the Special Meeting in Lieu of Annual Meeting, such failure will result in an Event of Default under the Forbearance Agreement and a “Conversion Failure” under the Notes. Upon such an Event of Default, the holders may require the Company to redeem all or any portion of the Notes and pay the VPC Parties the price described above under “Interests of Certain Persons.” Such a mandatory redemption would likely leave the Company with insufficient working capital to operate its business and would likely force the Company to seek additional financing to fund that redemption and its operations on terms that could be unfavorable and that could materially and adversely affect the interests of the stockholders.  There can be no assurance given that the Company would have sufficient cash or that it would be able to obtain such additional financing (on any terms) to fund the mandatory redemption.

THE BOARD OF DIRECTOR RECOMMENDS A VOTE FOR THE APPROVAL
OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
FROM 275,000,000 TO 650,000,000 SHARES.  PROXIES SOLICITED BY THE
BOARD WILL BE VOTED “FOR” SUCH APPROVAL UNLESS STOCKHOLDERS
SPECIFY A CONTRARY VOTE

9.0	SECURITY OWNERSHIP

The following table sets forth information concerning the beneficial ownership of Common Stock by each director and nominee for director of the Company, each Named Executive Officer and the persons who are known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock. In the table, the number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission (Rule 13d-3(d)(1) under the Exchange Act) and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares to which an individual or entity has the right to acquire beneficial ownership within 60 days of October 12, 2012, through the exercise of any warrant, stock option or other right. The inclusion in this calculation of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. As of October 12, 2012, there were 95,586,644 outstanding shares of Common Stock.

9.1	Security Ownership of Certain Beneficial Owners

The following table sets forth information as of October 12, 2012 concerning the persons who are known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock as well as the beneficial ownership of Common Stock by each director and nominee for director of the Company, each Named Executive Officer and all directors and executive officers of the Company as a group.

The following table sets forth information as of October 12, 2012 concerning the persons who are known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock as well as the beneficial ownership of Common Stock by each director and nominee for director of the Company, each Named Executive Officer and all directors and executive officers of the Company as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Victory Park Credit Opportunities L.P. (2) 227 West Monroe St., Ste. 3900, Chicago IL 60606	46,192,355(3)	33.7%
Victory Park Credit Opportunities Intermediate Fund, L.P. (2) 227 West Monroe St., Ste. 3900, Chicago IL 60606	40,808,811 (4)	30.9%
VPC Fund II, L.P. (2) 227 West Monroe St., Ste. 3900, Chicago IL 60606	53,567,258(5)	35.9%
Victory Park Intermediate Fund II, L.P. (2) 227 West Monroe St., Ste. 3900, Chicago IL 60606	21,672,902(6)	18.5%
Richard Levy(2) 227 West Monroe St., Ste. 3900, Chicago IL 60606	162,391,326(7)	65.3%
Wynnefield Partners Small Cap Value, L.P. 450 Seventh Avenue, Suite 509, New York NY 10123	7,000,200(8)	7.3%
Ashleigh Palmer	1,393,333(9)	1.4%
Nozer Mehta	664,225(10)	*
Gregory Mayes	523,462(11)	*
Thomas Sabatino, Jr.	156,548(12)	*
Joel Tune	170,723 (13)	*
Jenene Thomas	515,450 (14)	*
Theron Odlaug	92,065(15)	*
Jack Wyszomierski	47,138	*

Officers and Directors as a Group (10 persons)	166,065,865 (16)	65.9%

*	Less than one percent
(1)	Unless otherwise noted, each person or group member has reported sole voting and sole dispositive power with respect to securities shown as beneficially owned by him.
(2)
Victory Park GP, LLC (“GP I”) is the general partner of each of Victory Park Credit Opportunities, L.P. and Victory Park Credit Opportunities Intermediate Fund, L.P. and consequently may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by each of Victory Park Credit Opportunities, L.P. and Victory Park Credit Opportunities Intermediate Fund, L.P.  Victory Park GP II, LLC (“GP II”) is the general partner of each of VPC Fund II, L.P. and VPC Intermediate Fund II (Cayman), L.P. and consequently may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by each of VPC Fund II, L.P. and VPC Intermediate Fund II (Cayman), L.P. Victory Park Capital Advisors, LLC (“Capital Advisors”) is the investment manager of each of the Lenders and consequently may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by the Lenders. As the manager of each of Capital Advisors, GP I and GP II, Jacob Capital, L.L.C. (“Jacob Capital”) may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by the Lenders. By virtue of Richard Levy’s position as sole member of Jacob Capital, Richard Levy may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by the Lenders.  Therefore, (i) GP I may be deemed to be the beneficial owner of the securities held by each of Victory Park Credit Opportunities, L.P. and Victory Park Credit Opportunities Intermediate Fund, L.P.; (ii) GP II may be deemed to be the beneficial owner of the securities held by each of VPC Fund II, L.P. and VPC Intermediate Fund II (Cayman), L.P. and (iii) each of Capital Advisors, Jacob Capital and Richard Levy may be deemed to be the beneficial owner of the securities held by each of the Lenders.  Richard Levy is a member of the Company’s Board, and, by virtue of the service on the Company’s Board of Richard Levy, who has ultimate control over the investment decisions of each of the Lenders (including decisions with respect to the purchase, sale and voting of the Notes and shares of Common Stock), as designee on the Company’s Board of the Agent on behalf of the Lenders pursuant to the Restated Financing Agreement, representing the interests of the Lenders and their respective affiliates, each of the Lenders and their respective affiliates (including GP I, GP II, Capital Advisors and Jacob Capital, but excluding Richard Levy (given his status as an actual director of Unigene)) that beneficially owns (for any purpose of Section 16 of the 1934 Act) any shares of common stock (or any derivative securities with respect thereto), is a “director by deputization” for purposes of Section 16 of the 1934 Act, including Rule 16b-3 thereunder and related guidance of the SEC.

(3)
Consists of (i) 4,856,750 shares of Common Stock held by Victory Park Credit Opportunities, L.P. and (ii) 41,335,605 shares of Common Stock issuable to Victory Park Credit Opportunities, L.P. upon conversion of the Re-Issued Note held by Victory Park Credit Opportunities, L.P. (“Reissued Delaware Fund Note”),  prior to the filing of the Amendment. As of October 12, 2012, the Company lacked sufficient authorized shares of Common Stock to deliver all of the shares of Common Stock to be issued to the holders of the Notes upon conversion of the Notes. Pursuant to the terms of each of the Notes, prior to the filing of the Amendment, the Company is not obligated to, nor shall, issue any shares of Common Stock upon any conversion of the Reissued Delaware Fund Note in excess of 41,335,605 shares, which represents the number of shares of Common Stock that is currently required to be reserved for conversions of the Notes and allocated to the holder of the Reissued Delaware Fund Note in accordance with the Restated Financing Agreement, as amended by the Forbearance Agreement. If the Amendment had been filed as of the date hereof, an aggregate of 107,569,695 shares of Common Stock would be issuable to Victory Park Credit Opportunities, L.P. as of the date hereof upon conversion of the Reissued Delaware Fund Note.

(4)
Consists of (i) 4,290,714 shares of Common Stock held by Victory Park Credit Opportunities Intermediate Fund, L.P. and (ii) 36,518,097 shares of Common Stock issuable to Victory Park Credit Opportunities Intermediate Fund, L.P. upon conversion of the Re-Issued Note held by Victory Park Credit Opportunities Intermediate Fund, L.P. (“Reissued Cayman Fund Note”),  prior to the filing of the Amendment. As of October 12, 2012, the Company lacked sufficient authorized shares of Common Stock to deliver all of the shares of Common Stock to be issued to the holders of the Notes upon conversion of the Notes. Pursuant to the terms of each of the Notes, prior to the filing of the Amendment, the Company is not obligated to, nor shall, issue any shares of Common Stock upon any conversion of the Reissued Cayman Fund Note in excess of 36,518,097 shares, which represents the number of shares of Common Stock that is currently required to be reserved for conversions of the Notes and allocated to the holder of the Reissued Cayman Fund Note in accordance with the Restated Financing Agreement, as amended by the Forbearance Agreement. If the Amendment had been filed as of the date hereof, an aggregate of 95,032,855 shares of Common Stock would be issuable to Victory Park Credit Opportunities Intermediate Fund, L.P. as of the date hereof upon conversion of the Reissued Cayman Fund Note.

(5)
Consists of 22,544,011 shares of Common Stock issuable to VPC Fund II, L.P.  upon conversion of the Re-Issued Note held by VPC Fund II, L.P. (“Reissued VPC Onshore Fund Note”) and (ii) 31,023,247 shares of Common Stock issuable to VPC Fund II, L.P. upon conversion of the First Amendment Note held by VPC Fund II, L.P.,  in each case prior to the filing of the Amendment. As of October 12, 2012, the Company lacked sufficient authorized shares of Common Stock to deliver all of the shares of Common Stock to be issued to the holders of the Notes upon conversion of the Notes. Pursuant to the terms of each of the Notes, prior to the filing of the Amendment, (a) the Company is not obligated to, nor shall, issue any shares of Common Stock upon any conversion of the Reissued VPC Onshore Fund Note in excess of 22,544,011 shares, which represents the number of shares of Common Stock that is currently required to be reserved for conversions of the Notes and allocated to the holder of the Reissued VPC Onshore Fund Note in accordance with the Restated Financing Agreement, as amended by the Forbearance Agreement, and (b) the Company is not obligated to, nor shall, issue any shares of Common Stock upon any conversion of the First Amendment Note in excess of 31,023,247 shares, which represents the number of shares of Common Stock that is currently required to be reserved for conversions of the Notes and allocated to the holder of the First Amendment Note in accordance with the Restated Financing Agreement, as amended by the Forbearance Agreement. If the Amendment had been filed as of the date hereof, (x) an aggregate of 58,667,399 shares of Common Stock would be issuable to VPC Fund II, L.P. as of the date hereof upon conversion of the Reissued VPC Onshore Fund Note, and (y) an aggregate of 80,733,333 shares of Common Stock would be issuable to VPC Fund II, L.P. as of the date hereof upon conversion of the First Amendment Note.

(6)
Consists of 21,672,902 shares of Common Stock issuable to VPC Intermediate Fund II (Cayman), L.P. upon conversion of the Re-Issued Note held by VPC Intermediate Fund II (Cayman), L.P.  (“Reissued VPC Offshore Fund Note”) prior to the filing of the Amendment. As of October 12, 2012, the Company lacked sufficient authorized shares of Common Stock to deliver all of the shares of Common Stock to be issued to the holders of the Notes upon conversion of the Notes. Pursuant to the terms of each of the Notes, prior to the filing of the Amendment, the Company is not obligated to, nor shall, issue any shares of Common Stock upon any conversion of the Reissued VPC Offshore Fund Note in excess of 21,672,902 shares, which represents the number of shares of Common Stock that is currently required to be reserved for conversions of the Notes and allocated to the holder of the Reissued VPC Offshore Fund Note in accordance with the Restated Financing Agreement, as amended by the Forbearance Agreement. If the Amendment had been filed as of the date hereof, an aggregate of 56,400,469 shares of Common Stock would be issuable to VPC Intermediate Fund II (Cayman), L.P. as of the date hereof upon conversion of the Reissued VPC Offshore Fund Note.

(7)	Includes 150,000 shares of Common Stock that Richard Levy has the right to acquire pursuant to stock options that are exercisable immediately or within 60 days.
(8)
Based on information contained in a confirmation received from Wynnefield Partners on October 22, 2012 completed by the Wynnefield Reporting Persons, each of whom has shared voting and dispositive power for the reported shares. The “Wynnefield Reporting Persons” are Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P. I, Nelson Obus and Joshua Landes. Messrs. Obus and Landes each disclaim any beneficial ownership of these shares. The Wynnefield Reporting Persons are each separate and distinct entities with different beneficial owners (whether designated as limited partners or stockholders).

(9)	Includes 1,333,333 shares of Common Stock that Ashleigh Palmer has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.
(10)	Includes 461,330 shares of Common Stock that Nozer Mehta has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(11)	Includes 521,462 shares of Common Stock that Gregory Mayes has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(12)	Includes 10,000 shares of Common Stock that Thomas Sabatino, Jr. has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(13)	Includes 39,998 shares of Common Stock that Joel Tune has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(14)
Includes 513,450 shares of Common Stock that Jenene Thomas has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days, notwithstanding she is no longer an employee of the Company.

(15)	Includes 10,000 shares of Common Stock that Theron Odlaug has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(16)
Includes an aggregate of 3,138,568 shares of Common Stock that such persons have the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days. Holdings of Jenene Thomas have been excluded as she is no longer an employee of the Company.

9.2	Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company’s directors, officers and any person holding more than 10% of our Common Stock are required to report their ownership of securities and any changes in that ownership to the Securities and Exchange Commission on Forms 3, 4 and 5.  Based on our review of the reports received by the Company and on written representations from reporting persons, the Company believes that the directors, executive officers and greater than  10% beneficial owners complied on a timely basis with all Section 16(a) filing requirements during 2011 and through the date of this Proxy Statement.

10.0	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

10.1	Related Party Transactions

10.1.1	Notes Payable – Victory Park

On September 30, 2008, we entered into a financing agreement with Victory Park pursuant to which we borrowed $15,000,000 from Victory Park and, in connection therewith, we issued to Victory Park a three-year senior secured non-convertible term note. Richard Levy (no relation to the Levys), our Chairman of the Board, is the Managing Principal and Founder of Victory Park. We received net proceeds of $14,372,000 after fees and closing expenses paid as of September 30, 2008. On May 22, 2009, we drew down the remaining $5,000,000 available under this agreement. These term notes were purchased by Victory Park at a three percent (3%) discount to the face amount and we received net proceeds of $4,803,000 after fees and closing expenses. Pursuant to the financing agreement, we issued an aggregate of 1,500,000 shares of Common Stock to Victory Park. Subsequently, pursuant to a Warrant Exchange Agreement, dated as of October 19, 2009, with Victory Park, we issued 300,000 shares of Common Stock to Victory Park in exchange for Victory Park’s surrender of a warrant to purchase 1,000,000 shares of Common Stock.

In March 2010, we entered into an amended and restated financing agreement with Victory Park (the “Restated Financing Agreement”). The Restated Financing Agreement amends and restates in its entirety and replaces the financing agreement dated as of September 30, 2008. Under the terms of the Restated Financing Agreement, we issued to Victory Park $33,000,000 aggregate principal amount of three-year, senior secured convertible notes in exchange for the three-year, senior secured non-convertible notes previously issued pursuant to the original financing agreement, in the aggregate principal amount of approximately $19,358,000, and additional net proceeds of approximately $13,642,000 (before debt issuance costs). These convertible notes were purchased at a two percent (2%) discount to the face amount. Total fees and expenses at closing were approximately $2,007,000 and were expensed as incurred and reported on our Statement of Operations as debt issuance costs because the financing was considered a troubled debt restructuring due to our financial condition. We therefore received net cash proceeds of approximately $11,635,000. The maturity date of the convertible notes was been extended to March 17, 2013 from September 30, 2011 under the original notes. The convertible notes were secured by a first priority lien on all of our current and future assets. The convertible notes accrued interest at a rate per annum equal to the greater of the prime rate plus five percent 5% and 15%, which was capitalized and added to the outstanding principal balance of the convertible notes on each anniversary of the date of issuance other than the maturity date. As a result, in 2011, $5,018,750 in accrued interest was reclassified from long-term accrued interest to long-term notes payable.

For 2011, 2010 and 2009, we recognized approximately $8,607,000, $7,765,000 and $3,356,000, respectively, in cash and non-cash interest expense on these notes.

The notes were convertible into shares of Common Stock at the holder’s option as of March 17, 2011. The initial conversion rate, which was subject to adjustment as set forth in the notes, was to be calculated by dividing the sum of the principal to be converted, plus all accrued and unpaid interest thereon, by $0.70 per share. If we subsequently made certain issuances of Common Stock or Common Stock equivalents at an effective purchase price less than the then-applicable conversion price, the conversion price of the notes would have been reduced to such lower price. We lacked sufficient shares of Common Stock to deliver all of the shares of Common Stock to be issued upon conversion of the notes and therefore, we were required to obtain stockholder approval to amend our certificate of incorporation to increase the number of authorized shares. We obtained this approval on June 15, 2010 at our annual meeting of stockholders.

In addition, pursuant to the Restated Financing Agreement, in March 2010, Richard Levy became a member of the Board, Chairman of the Board and a member of our Nominating and Corporate Governance Committee. Victory Park has the right, subject to certain conditions, to designate an individual to become a member of the Board. That individual (the “VPC Designee”) will become a member of the Board’s Compensation Committee and Audit Committee. Moreover, we agreed that until such time as (i) the aggregate principal amount outstanding under the senior secured convertible notes issued to Victory Park is less than $5,000,000 and (ii) Victory Park beneficially owns less than 20% of the issued and outstanding shares of our Common Stock, our Nominating and Corporate Governance Committee shall take all actions reasonably necessary to recommend the nomination of, and the Board shall nominate for reelection to the Board, Richard Levy and the VPC Designee (or substitutes or replacements designated by Victory Park).  Victory Park has not yet exercised its right to appoint the VPC designee.

On September 21, 2012 (the “First Amendment Effective Date”), the Company entered into a Forbearance Agreement and First Amendment to Amended and Restated Financing Agreement, by and among the Company and the VPC Parties (together with all exhibits and schedules thereto, and as amended from time to time, the “Forbearance Agreement”). The Forbearance Agreement evidenced (i) the forbearance by the VPC Parties with respect to the exercise of certain of their rights and remedies arising as a result of the existence of certain events of default under the Restated Financing Agreement; (ii) the amendment of certain provisions of the Amended and Restated Financing Agreement dated as of March 16, 2010, by and among the Company, the Agent, as administrative agent and collateral agent, and the Lenders party thereto (the “Restated Financing Agreement”); and (iii) the other agreements contemplated by the Forbearance Agreement  (collectively the “2012 Restructuring”).

Under the terms of the Forbearance Agreement: (i) the VPC Parties, subject to any future defaults (except certain pre-designated, anticipated defaults), agreed to forbear from exercising their respective rights and remedies under the Restated Financing Agreement and other transaction documents during the forbearance period, which commenced on the First Amendment Effective Date and will end on the first anniversary of the First Amendment Effective Date unless earlier terminated as a result of any such future default; (ii) the Company has (A) issued to the Lenders upon the terms and conditions stated in the Forbearance Agreement a one-year senior secured convertible note in the aggregate principal amount of $4,000,000 (the “First Amendment Note”); and (B) re-issued to the Lenders on September 24, 2012 (the first business day after the First Amendment Effective Date) all four convertible notes then in existence (collectively, the “Re-issued Notes” and together with the First Amendment Note, the “Notes”); (iii) the Company deposited $500,000 with the Agent on the First Amendment Effective Date to reimburse the Agent and the Lenders for certain existing and future fees, costs and expenses incurred by (or to be incurred by) the VPC Parties in connection with the 2012 Restructuring and thereafter; (iv) each Lender shall, subject to certain conditions precedent as set forth in the Forbearance Agreement, make available to the Company additional loans (“Re-Loans”) in an aggregate principal amount not to exceed such Lender’s pro rata share of the sum of the first $3,500,000 of the mandatory prepayments received by the Lenders from the Company pursuant to the terms of the Restated Financing Agreement (other than mandatory prepayments made with the proceeds of the sale of the tax benefits resulting from net operating losses for prior periods (“NOL Sale Proceeds”)), plus the amount of any mandatory prepayments received by the Lenders pursuant to the Restated Financing Agreement on account of NOL Sale Proceeds and such Re-Loans shall be deemed loans funded under the Restated Financing Agreement and shall be evidenced by notes (“Re-Loan Notes”) on the same terms as, and on a pari passu basis with, the First Amendment Note (except the conversion rate, as described below); and (v) the Company delivered to the VPC Parties a quarterly cash flow forecast with respect to the fiscal quarter ending December 31, 2012 and shall deliver to the VPC Parties a quarterly cash flow forecast on a consolidated basis for the Company and its subsidiaries during the term of the Forbearance Agreement.  Future defaults under the Forbearance Agreement include a quarterly reconciliation that shows a negative variance of 10% or more of actual cash revenue minus actual cash expenses for an applicable quarter versus the applicable quarterly cash flow forecast delivered by the Company (as described above), failure to maintain a cash balance in a specified account in excess of $250,000, and a breach of any agreement or covenant contained in the Forbearance Agreement.  The Forbearance Agreement amended the terms of the mandatory prepayment on certain mandatory prepayment events set forth in the Restated Financing Agreement, such as upon receipt of certain proceeds from asset sales, equity issuances, milestone payments under the Company’s material license agreements and certain other receipts of cash outside the ordinary course of business. In accordance with the terms of the Forbearance Agreement, the Company received a net amount of $3,500,000 from the Lenders in exchange for the issuance of the First Amendment Note.

The maturity date of the Re-issued Notes is March 17, 2013 and the maturity date of the First Amendment Note is September 21, 2013.  Non-payment of the Re-issued Notes on March 17, 2013 constitutes an “Incipient Event of Default” under the Forbearance Agreement for which the VPC Parties will be required to forbear. Under the terms of the Forbearance Agreement and the Restated Financing Agreement, the Notes are secured by a first priority lien on all current and future assets of the Company. The Notes will accrue interest at a rate per annum equal to the greater of (x) the prime rate (announced by Citibank N.A. from time to time) plus 5% and (y) 15%, which, in the absence of an event of default, accrued and unpaid interest due and payable with respect to the Notes shall, instead of being required to be paid in cash, shall be capitalized and added to the outstanding principal balance of the Notes payable on the maturity date. The Notes are convertible into shares of Common Stock of the Company at the Lender’s option.  The initial conversion rate for the First Amendment Note is calculated by dividing the sum of the principal to be converted plus all accrued and unpaid interest thereon by $0.05 per share.  The initial conversion rate for the Re-issued Notes is calculated by dividing the sum of the principal to be converted plus all accrued and unpaid interest thereon by $0.15 per share (which amends the prior conversion rate of $0.70 per share). The initial conversion rate of any Re-Loan Notes will be calculated by dividing the sum of the principal to be converted plus all accrued and unpaid interest thereon by the conversion price of the Reissued Notes in effect on the date of issuance of such Re-Loan Note. All such conversion rates are subject to adjustment, including a reduction in the conversion rate, in the event the Company issues or is deemed to have issued certain shares of Common Stock at a purchase price less than the then current conversion price.  The Company may be liable for certain cash damages in the case of a failure to timely convert the Notes and a failure to timely convert is also an event of default, subject to additional remedies described in the Restated Financing Agreement.

As of the First Amendment Effective Date, the Company lacked sufficient shares of Common Stock to deliver all of the shares of Common Stock issuable to the Lenders upon conversion of the Notes (the “Conversion Shares”).  The Company is required to obtain stockholder approval to amend its certificate of incorporation to increase the number of authorized shares to allow for the conversion of the Notes in full.  Pursuant to the amended and restated registration rights agreement executed in connection with the March 2010 financing, we filed a registration statement with the SEC registering the resale of the shares then currently or to be held by Victory Park with respect to the conversion of the debt then held by Victory Park, which registration statement was declared effective on July 13, 2010 and was amended on April 21, 2011 (the “Previous Registration Statement”). Pursuant to a Second Amended and Restated Registration Rights Agreement, dated as of September 21, 2012, by and among us and certain selling stockholders affiliated with Victory Park, we agreed to file registration statements to cover the resale by the selling stockholders of certain shares of our common stock, including the Conversion Shares, issuable from time to time upon the conversion of the Notes.  However, the number of our authorized shares of common stock is currently insufficient to cover all the Conversion Shares issuable if the Notes were converted in full.  On October 19, 2012, we filed a registration statement on Form S-1 (which has not been declared effective by the SEC) that contains a combined prospectus relating to the shares of common stock which were previously registered under the Previous Registration Statement and a portion of the additional Conversion Shares up to the number of shares of common stock that we have authorized, unissued and otherwise unreserved.  As required under the Forbearance Agreement, we are seeking stockholder approval as discussed in Proposal 4 to increase the number of authorized shares of common stock to a number that will be sufficient to cover the full number of Conversion Shares plus a buffer equal to an additional 10% of those shares.  If stockholder approval is obtained, we intend to promptly file an amendment to our Certificate of Incorporation to effect such increase in the number of authorized shares of our common stock.  If stockholder approval of the amendment to our certificate of incorporation is not so obtained, we will be required to call a stockholders meeting every four months to seek approval of the amendment until the date on which such approval is obtained.  After stockholder approval of the Amendment is obtained, we will be required to file with the SEC a new registration statement covering the resale of Conversion Shares not then covered by an effective registration statement for resales pursuant to Rule 415.  We agreed to use our reasonable best efforts to have the registration statements declared effective as soon as practicable, but in no event later than the earlier of (i) the date that is one hundred twenty (120) days after the closing date and (ii) the fifth (5th) business day after we are notified by the SEC that the applicable registration statement will not be reviewed or is no longer subject to further review and comment. On October 31, 2012, the Company was notified by the SEC that it would not review the registration statement and Victory Park subsequently extended the timing for the registration statement to be declared effective to November 30, 2012.  We also agreed to keep the registration statements effective at all times until the earlier of (i) the date as of which all the registrable securities may be sold without restriction pursuant to Rule 144 and (ii) the date on which all of the registrable securities covered by such registration statement have been sold.  If a registration statement required to be filed by us is not declared effective by the SEC on or before the effectiveness deadline, or on any day after the effective date of the registration statement, sales of all of the registration securities cannot be made (other than during an allowable grace period) pursuant to the registration statement (including because of a suspension or delisting of our Common Stock on its principal market or a failure to register a sufficient number of shares of Common Stock), then as partial relief for the damages to any holder of registrable securities we shall pay to each holder of registrable securities an amount in cash equal to two percent (2%) of the aggregate value of such holder’s registrable securities required to be included in such registration statement (determined by multiplying the number of such securities by the greater of (A) the then-current market price of such securities and (B) $0.70) for each 30 day period (pro-rated for periods totaling less than 30 days) until September 21, 2014.

10.1.2	Notes Payable – Levy’s

To satisfy our short-term liquidity needs, the founding Levy family (no relation to Richard Levy) from time to time (prior to 2003) made loans to us. Jay Levy, our former director, Chairman of the Board, Treasurer and Assistant Secretary, and Jean Levy are/were the parents of Warren Levy and Ronald Levy, our former executive officers and directors.  Total interest expense on all Levy loans was approximately $437,000 and $430,000 for the three months ended September 30, 2012 and 2011, respectively.  Total interest expense on all Levy loans was approximately $1,318,000 and $1,263,000 for the nine months ended September 30, 2012 and 2011, respectively. As of September 30, 2012, total accrued interest on all Levy loans was $8,552,000 and the principal amount of the outstanding loans by the Levys to us totaled $14,438,000, for an aggregate owed to them of $22,990,000. These loans are collateralized by secondary security interests in our equipment and certain of our patents.

On March 10, 2011, we entered into the Settlement and Release Agreement and Amendments (the “Settlement Agreement”) by and among the Company and the Estate of Jean Levy, The Jaynjean Levy Family Limited Partnership, Dr. Warren Levy, our former president, and Dr. Ronald S. Levy, our former executive vice president (collectively, the “Levy Parties”).  Pursuant to the Settlement Agreement, the Company made the following payments in the year ended December 31, 2011:

1.
In March 2011, we paid (a) Dr. Warren Levy a lump-sum severance payment in the amount of $327,750; (b) Dr. Ronald Levy a lump-sum severance payment in the amount of $280,250; and (c) into escrow remaining severance payments in the aggregate amount of $304,000, $163,875 of which was released to Dr. Warren Levy and $140,125 of which was released to Dr. Ronald Levy, each in accordance with his respective employment agreement in monthly increments beginning September 2011 through February 2012;

2.	In March 2011, we paid (a) $151,268 to Dr. Warren Levy representing a portion of his vacation pay and (b) $136,736 to Dr. Ronald Levy representing a portion of his vacation pay;

Pursuant to the Settlement Agreement, the Company is obligated to make the following payments:

1.
On October 11, 2012 and November 13, 2012, we are obligated to pay an aggregate amount of $162,296: $85,241 to Dr. Warren Levy and $77,055 to Dr. Ronald Levy, in full satisfaction of their respective vacation pay; and

2.
On November 13, 2012 and December 11, 2012, we are obligated to pay an aggregate amount of $200,000 into Rabbi Trust Accounts, $100,000 into an account for the benefit of Dr. Warren Levy and $100,000 into an account for the benefit of Dr. Ronald Levy, in full satisfaction of our obligations to each of them under the deferred compensation program.

Loan payments under the amended notes of $500,000 previously due on November 10, 2010 and $250,000 due on May 10, 2011 have been postponed under the Settlement Agreement. The new payment schedule specifies five monthly payments of $150,000 from May 2012 through September 2012.

On May 29, 2012, the Company entered into an agreement to settle its obligations to the Levys (the “Revised Settlement Agreement).  Pursuant to the Revised Settlement Agreement, the Founders agreed to settle any and all outstanding obligations due from the Company in exchange for (i) two installment payments of $150,000 each due in May and June 2012, which were subsequently paid by the Company; (ii) $7,700,000 payable on or before September 30, 2012; and (iii) the issuance of 5,000,000 shares of the Company’s common stock.  The Company did not meet the conditions to effectiveness under the Revised Settlement Agreement on or prior to September 30, 2012, including the payment of $8,000,000 (less the amount of the two $150,000 interim installment payments) and the issuance of 5,000,000 shares of common stock to the Levy Parties.  As a result, the Revised Settlement Agreement has been terminated and is otherwise of no force and effect (other than as specifically identified) and all payments then or previously payable (and not previously paid) under the Settlement Agreement through and including September 30, 2012 became immediately due and payable as of such date.  Following termination of the Revised Settlement Agreement, the full amount of the Company’s remaining payment obligations to the Levy Parties under the Settlement Agreement are principal in the aggregate amount of $14,738,000 and accrued interest, through September 30, 2012, in the aggregate amount of $8,552,000.   Furthermore, as a result of the termination of the Revised Settlement Agreement, no release of any of the Levy claims has occurred and all the rights of the Levy Parties that existed under the Settlement Agreement, the related notes and with respect to their prior employment remain in full force and effect as if the Revised Settlement Agreement had not been entered into by them.

As a result of not having made the three installment payments of $150,000 due in July, August and September 2012 pursuant to the Settlement Agreement, as of October 1, 2012, the installment payments are due currently and the Company is obligated to pay default interest at the rate of 15% on the total of the past due installment payments of $450,000, such default interest being retroactive to the original due dates of each installment. The remaining principal balance will continue to accrue interest at a rate of 12%.  Additionally, the Company did not make the two contractually required payments for vacation pay and deferred compensation of $150,000 due on October 11, 2012 and November 13, 2012 and as a result, these balances are due currently and will accrue default interest at the rate of 3%.

Notwithstanding the foregoing, any and all payments by the Company on account of any of the Company’s notes in favor of the Levy Parties (except the interim installment payments) remain subject to the terms and conditions of that certain Affiliate Subordination Agreement, dated September 30, 2008, among various Levy Parties, the Company and Victory Park Management, LLC, a Delaware limited liability company, as agent for all senior lenders, as the same may be amended, restated, supplemented and in effect from time to time, including pursuant to that certain Reaffirmation of Affiliate Subordination Agreement dated as of March 17, 2010, and as amended by that certain letter dated March 16, 2011 from Victory Park Management LLC regarding “Consent and Amendment” (the “Subordination Agreement”).  As a result, the Company may not make additional payments to the Levy Parties unless such payments can be made in accordance with the terms of the Subordination Agreement assuming any such payment constitutes “Permitted Subordinated Debt Payments” thereunder.

10.2	Policies and Procedures

The Audit Committee of our Board of Directors is responsible for reviewing and recommending action to the Board of Directors regarding potential material transactions with any related party. However, transactions between the Company and a related party which are available to all Company employees generally or which involve less than $5,000 when aggregated with all similar transactions are exempt from this review. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. A related party transaction shall be approved or ratified by the Audit Committee if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. This obligation is set forth in writing in our Audit Committee Charter, a copy of which is available on our website, http://www.unigene.com.

To identify related party transactions, each year we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with our interests. We expect our directors, officers and employees to act and make decisions that are in our best interests and our code of ethics encourages them to avoid situations that present a conflict between our interests and their own personal or professional interests. A copy of our code of ethics is available on our website, http://www.unigene.com.

11.0	OTHER MATTERS

The Board of Directors of the Company does not know of any other matters that are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote all proxies received in accordance with their judgment on such matters.

12.0	SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder proposals and director nominations intended to be presented at the 2013 Annual Meeting must be received by the Company on or before February 1, 2013 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy for the Annual Meeting, and must also meet the other requirements set forth in the rules of the Securities and Exchange Commission relating to such stockholder proposals. If the proposal is received by the Company less than a reasonable time before the Company sends or makes available its proxy materials to shareholders for the 2013 Annual Meeting, the persons named as proxies in the Company’s proxy material for the 2013 Annual Meeting will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the Proxy Statement of such matter or of how the proxy holders intend to exercise their discretionary voting authority.

The Board of Directors believes that candidates for director should have certain minimum qualifications, including being over the age of 21 and being able to read and understand basic financial statements. However, the Board retains the right to modify these minimum qualifications from time to time. In addition, director nominees should possess the highest personal and professional ethics, integrity and values and must be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, finance, technology, healthcare, and in other areas that are relevant to our activities. Additionally, director nominees should have sufficient time to effectively carry out their duties. The process for identifying and evaluating nominees has been assigned by the Board to the Nominating and Corporate Governance Committee and is as follows. In the case of incumbent directors whose terms of office are set to expire, we review such directors’ overall service to the Company, including the number of meetings attended, level of participation and quality of performance. In the case of new candidates, the Nominating and Corporate Governance Committee considers recommendations of potential director candidates from current directors, management, stockholders and other business contacts. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Then the Nominating and Corporate Governance Committee meets to discuss such candidates, interviews candidates, considers his or her qualifications and makes recommendations to the Board, which chooses a candidate by majority vote.

The Nominating and Corporate Governance Committee will consider recommendations by stockholders. Such recommendations should be submitted to the Nominating and Corporate Governance Committee and should contain a detailed justification for the submission, as well as a complete resume for the recommended director. In order to be considered for inclusion in the Proxy Statement and form of proxy for the annual meeting of stockholders to be held in 2013, the name of the proposed nominee and the supporting documentation must be received no later than December 22, 2012. The Nominating and Corporate Governance Committee does not intend to alter the method of evaluation if the candidate is recommended by a stockholder.

13.0	SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed form of proxy will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone, email and telefax. The Company has retained Eagle Rock Proxy Advisors to aid in the solicitation of proxies, for which such firm will be paid a fee of $5,500 plus expenses.

By Order of the Board of Directors,

GREGORY T. MAYES
Secretary
Boonton, New Jersey
[DATE TBD]